Exhibit 2.1

PURCHASE AGREEMENT

Parties:	The Providence Service Corporation a Delaware corporation (“Buyer”) c/o 5524 East Fourth Street Tucson, Arizona 85711

Aspen Education Group, Inc. a California corporation (“Parent”) 17777 Center Court Drive, Suite 300 Cerritos, CA 90703

Aspen Youth, Inc. a California corporation (“Aspen Youth”) 17777 Center Court Drive, Suite 300 Cerritos, CA 90703

Choices Group, Inc. a Delaware corporation (“Choices”) 17777 Center Court Drive, Suite 300 Cerritos, CA 90703

Aspen MSO, LLC (d/b/a Aspen Community Services) a Delaware limited liability company (“Aspen MSO”) 17777 Center Court Drive, Suite 300 Cerritos, CA 90703

College Community Services a California nonprofit mutual benefit corporation (“College”) 17777 Center Court Drive, Suite 300 Cerritos, CA 90703

Dated as of: July 21, 2004

Background: Buyer desires to purchase, and Aspen Youth desires to sell (i) all of its capital stock and membership interests, as applicable (“Equity Interests”), in Choices, Aspen MSO, and College and (ii) certain Accounts Receivable of Aspen HS, free and clear of any Encumbrances, upon the terms and conditions set forth in this Agreement (the “Transaction”). Aspen Youth owns all of the issued and outstanding Equity Interests of Choices, Aspen MSO, and College (Choices, Aspen MSO, and College are referred to as the “Aspen Companies”). The Aspen Companies are engaged in the Business (as such term is defined herein).

Intending to be legally bound, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1 “Accounting Firm” shall have the meaning set forth in Section 2.2.3.6.

1.2 “Accounts Receivable” means: (a) any right to payment for services rendered, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature generally considered an accounts receivable under GAAP.

1.3 “Actual Working Capital” shall have the meaning given to such term in Section 2.2.3.2.

1.4 “Actual Working Capital Dispute Notice” shall have the meaning given to such term in Section 2.2.3.4 herein.

1.5 “Actual Working Capital Statement” shall have the meaning given to such term in Section 2.2.3.2 herein.

1.6 “Ancillary Documents” shall mean the Aspen HS Agreement, Escrow Agreement, the Releases and the certificates and documents delivered at the Closing pursuant to Sections 8.1 and 8.2.

1.7 “Aspen Companies” shall have the meaning set forth in the preamble.

1.8 “Aspen Company Intangibles” means any Intangible of the Aspen Companies.

1.9 “Aspen Company Web Sites” shall have the meaning given to such term in Section 3.13.6 herein.

1.10 “Aspen HS” shall mean Aspen Health Services Corporation, a Utah corporation.

1.11 “Aspen HS Accounts Receivable” shall have the meaning set forth in the Aspen HS Agreement.

1.12 “Aspen HS Agreement” means the Asset Purchase Agreement dated of even date herewith among Aspen HS, Aspen MSO, Parent, Aspen and Buyer.

1.13 “Aspen HS A/R Payments” shall have the meaning as set forth in Section 2.1 herein.

1.14 “Aspen MSO” shall have the meaning set forth in the preamble.

1.15 “Aspen Youth” shall have the meaning set forth in the preamble.

1.16 “Asset” means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contracts, Aspen Company Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

1.17 “Business” shall mean the provision of mental health and substance abuse services for adults and children primarily funded by county, state and/or federal Government Bodies, employment services for children on probation, primary prevention services, senior outreach services, domestic violence service, case management services, crisis services primarily funded by county, state and/or federal Government Bodies, inmate reentry services and drug court services.

1.18 “Buyer” shall have the meaning set forth in the preamble.

1.19 “Cash Assets” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of the Aspen Companies.

1.20 “CERCLA” shall have the meaning set forth in Section 3.21.4 herein.

1.21 “Choices” shall have the meaning set forth in the preamble.

1.22 “Closing” shall have the meaning given to such term in Section 5.1 herein.

1.23 “Closing Date” shall have the meaning given to such term in Section 5.1 herein.

1.24 “Closing Date Payment” shall have the meaning given to such term in Section 2.2.2.1 herein.

1.25 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.26 “College” shall have the meaning set forth in the preamble.

1.27 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.28 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding if any nature, including without limitation sales orders, purchase orders, leases, subleases, data processing agreements, service agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.29 “Current Assets” shall mean the aggregate dollar value of the Accounts Receivable (less associated reserves), prepaid expenses, petty cash and deposits of the Aspen Companies as determined in accordance with GAAP. Current Assets shall include the Aspen HS Accounts Receivable as part of the Accounts Receivable reported by Aspen MSO.

1.30 “Current Liabilities” shall mean the aggregate dollar value of the accounts payable, accrued expenses, salaries and related payables (including accrued vacation), and deferred revenue and other payables of the Aspen Companies as determined in accordance with GAAP.

1.31 “Defense” shall have the meaning given to such term in Section 10.3.2 herein.

1.32 “Domain Names” shall have the meaning given to such term in Section 3.13.4 herein.

1.33 “Effective Date” shall have the meaning set forth in Section 5.1 herein.

1.34 “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature including those benefiting retirees or former employees; but not including employment Contracts with individual employees.

1.35 “Encumbrance” means any liens, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

1.36 “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

1.37 “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, handling, storage, transportation and disposal or remediation of Hazardous Substances.

1.38 “Equity Interests” shall have the meaning set forth in the preamble.

1.39 “Erisa Affiliate” shall have the meaning set forth in Section 3.16.1 herein.

1.40 “Escrow Agreement” shall have the meaning given to such term in Section 8.1.6 herein.

1.41 “Estimated Working Capital” shall have the meaning set forth in Section 2.2.3 herein.

1.42 “Final Working Capital” shall have the meaning given to such term in Section 2.2.3.7 herein.

1.43 “Financial Statements” shall have the meaning given to such term in Section 3.6.2 herein.

1.44 “Full Year Tax Returns” shall have the meaning given to such term in Section 9.2.2 herein.

1.45 “Full Year Period” shall have the meaning given to such term in Section 9.2.2.

1.46 “GAAP” means generally accepted accounting principles under United States accounting rules and regulations, consistently applied.

1.47 “Government Body” means any federal, state, county, local, municipal, governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board (including any federal, state or local board(s) of medicine), instrumentality, organization, unit, body or Entity and any court or other tribunal), entitled to exercise any administrative, executive, judicial, legislative, police regulatory or taxing authority or power.

1.48 “Governmental Program” shall mean (i) any plan or program which, whether directly, through insurance, or otherwise is funded, in whole or in part, by the United States Government, (ii) any plan or program funded by any state, country or local governmental authority, or (iii) any other applicable third party payers which are a Government Body and which provide payment or reimbursement for any services provided as part of the Business.

1.49 “Hazardous Substances” means any substance, contaminant, pollutant or material that has been determined by any Government Body to be capable of posing a risk of injury or damage to health, safety, property or the environment, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde, but excluding office and janitorial supplies stored and used in compliance with all applicable Environmental Laws.

1.50 “Identified Employee” or “Identified Employees” means Virginia Romig.

1.51 “including” means including but not limited to.

1.52 “Indemnification Matter” shall have the meaning given to such term in Section 10.3 herein.

1.53 “Indemnification Notice” shall have the meaning given to such term in Section 10.3.1 herein.

1.54 “Indemnitee” and “Indemnitor” shall have the meanings given to such terms in Section 10.3 herein.

1.55 “Initial Allocation” means the allocation of the Purchase Price among the Equity Interests as set forth in Section 2.2.1 herein.

1.56 “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.57 “Intangible” means any name, corporate name, domain name, fictitious name, Domain Name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, symbol, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, Web site, design, logo, formula, invention, product right, technology, Software, or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common law in any jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing.

1.58 “Intellectual Property Right” means any and all intellectual property rights arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation, all (a) patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (b) rights associated with works of authorship including, but not limited to, copyrights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; and (d) rights in trademarks, service marks, trade names, logos, symbols, and the like; and (e) divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired.

1.59 “Judgment” means any order, writ, injunction, citation, award, decree, administrative order or agreement or other judgment of any nature of any Government Body.

1.60 “Law” means any provision of any federal, state or local law (including common law), statute, ordinance, charter, constitution, code, rule or regulation.

1.61 “Leased Real Property” shall have the meaning given to such term in Section 3.12.2 herein.

1.62 “Loss” or “Losses” shall have the meanings given to such terms in Section 10.1 herein.

1.63 “Material Adverse Effect” means any item that adversely effects in an amount equal to or greater than Ten Thousand Dollars ($10,000) (a) the operations, financial condition, financial performance or prospects of the Aspen Companies, or (b) the Assets or Obligations of the Aspen Companies.

1.64 “Medical Waste” means (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, and (xi) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

1.65 “Medical Waste Laws” means the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) The Medical Waste Tracking Act of 1988, 42 USC § 6992 et seq., (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USC § 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USC § 1401 et seq., (iv) the Occupational Safety and Health Act, 29 USC § 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other Laws insofar as they are applicable to the Aspen Companies, its facilities and the Business which purports to regulate Medical Waste or impose requirements relating to Medical Waste.

1.66 “Negative Working Capital Balance” shall have the meaning given to such term in Section 2.2.3.7 herein.

1.67 “Net Accounts Receivable” means the Accounts Receivable of the Aspen Companies and the Aspen HS Accounts Receivable as of the Effective Date for services rendered prior to the Effective Date in the amounts shown on Schedule 2.2.3, net of the allowance for doubtful accounts and contractual and unit allowances in amounts consistent with the past practice of the Aspen Companies (or Aspen HS) in the amounts shown on Schedule 2.2.3.

1.68 “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.69 “Parent” shall have the meaning set forth in the preamble.

1.70 “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued or approved by any Government Body.

1.71 “Person” means any individual, Entity or Government Body.

1.72 “preamble” shall mean the Parties and Background sections herein.

1.73 “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

1.74 “Pro Forma Return” shall have the meaning given to such term in Section 9.2.2 herein.

1.75 “Purchase Price” shall have the meaning set forth in Section 2.2.1.

1.76 “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

1.77 “Referral Source” means any referral source(s) of any of the Aspen Companies including but not limited to any referring physicians, long-term care facilities (including nursing homes, assisted living centers and adult care centers), hospitals, pharmacies, managed care companies and insurance companies.

1.78 “Related Party” means, with respect to any Person, any partner, owner, equity owner, member, director, officer, manager or controlling Person of such Person.

1.79 “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

1.80 “Required Working Capital Amount” means Two Million Dollars ($2,000,000).

1.81 “Required Reports” shall have the meaning given to such term in Section 12.19 herein.

1.82 “Restricted Period” shall have the meaning given to such term in Section 9.8.2 herein.

1.83 “Section 338(h)(10) Election” shall mean an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state or local tax law, or an election under Section 338(g) of the Code or equivalent or comparable provision under state or local law.

1.84 “Seller Indemnified Party” or “Seller Indemnified Parties” shall have the meanings given to such terms in Section 10.2 herein.

1.85 “Short-Period Tax Returns” shall have the meaning given to such term in Section 9.2.1 herein.

1.86 “Software” means any computer program, operating or other system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational, or inactive (including, without limitation, all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, and visual expressions), technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any and all databases necessary or appropriate to operate or in the use of any such computer program, operating or other system, application, firmware or software.

1.87 “Specified Contract” shall have the meaning ascribed to such term in Section 3.14.1 herein.

1.88 “Statement of Allocation” shall have the meaning ascribed to such term in Section 9.6 herein.

1.89 “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.90 “Tax” means: (a) any federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; or (b) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.91 “Tax Adjustment” shall have the meaning ascribed to such term in Section 9.7 herein.

1.92 “Tax Adjustment Schedule” shall have the meaning ascribed in such term in Section 9.7 herein.

1.93 “Tax Return” shall mean all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Body with respect to the determination, assessment, collection or payment of any Tax.

1.94 “Taxing Authority” shall mean any Government Body exercising tax regulatory authority.

1.95 “To the knowledge of” or “knowledge” and similar phrases means (i) in the case of an individual, knowledge of a particular fact or matter, actually known or that which could reasonably be expected to be known, and (ii) in the case of an entity, knowledge (as contemplated by clause (i) above) of any individual who is serving as a director, officer or executive manager (or in any similar capacity), and in the case of Parent, Aspen Youth, and the Aspen Companies, Mr. Peter Mair and Mr. Tim Dupell.

1.96 “Transaction” shall have the meaning set forth in the preamble.

1.97 “Unaudited Balance Sheet” shall have the meaning set forth in Section 3.6.2.

1.98 “Unaudited Balance Sheet Date” shall have the meaning given to such term in Section 3.6.2 herein.

1.99 “Financial Statements” shall have the meaning given to such term in Section 3.6.2 herein.

1.100 “Web” shall have the meaning given to such term in Section 3.13.6 herein.

1.101 “Working Capital” shall mean Current Assets minus Current Liabilities based on an accrual basis of accounting for the Aspen Companies.

SECTION 2. THE TRANSACTION

2.1 Sale and Purchase of Equity Interests and Aspen HS A/R Payments. On the Closing Date, subject to the other terms and conditions of this Agreement, Aspen Youth shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, all right, title and interest in and to all of the Equity Interests, owned beneficially and of record by Aspen Youth, as more specifically set forth on Schedule 3.3, free and clear of any Encumbrances. Additionally, Aspen HS shall sell, transfer, assign and convey to Aspen MSO, and Aspen MSO shall purchase, all right, title and interest in, the right to receive any and all payments received by Aspen HS with respect to the Aspen HS Accounts Receivable (the “Aspen HS A/R Payments”).

2.2 Purchase Price and Adjustments.

2.2.1 The total purchase price for the Equity Interests and the Aspen HS A/R Payments (the “Purchase Price”) shall be an amount equal to Ten Million Dollars ($10,000,000), as adjusted pursuant to Section 2.2.3. The Purchase Price shall be allocated as follows: Nine Million Nine Hundred Seventy Thousand Dollars ($9,970,000) to the Equity Interests and the Aspen HS A/R Payments, and Thirty Thousand ($30,000) to the restrictive covenants.

2.2.2 The Purchase Price shall be paid as follows:

2.2.2.1 The Buyer shall pay (the “Closing Date Payment”) to Aspen Youth, by wire transfer on the Closing Date, an amount equal to Ten Million and Zero Cents ($10,000,000.00) less One Million Dollars ($1,000,000), which sum shall be wired at Closing into an escrow account with a mutually agreed upon escrow agent as security for any indemnification obligation pursuant to Section 10 and which sum shall be subject to the terms of the Escrow Agreement.

2.2.2.2 Buyer shall make all payments to Aspen Youth under Section 2.2 on account of the Purchase Price pursuant to the wire instructions of Aspen Youth as set forth on Schedule 2.2.2.2.

2.2.3 On or before the Closing Date, Aspen Youth shall deliver to Buyer an estimate of the Working Capital (the “Estimated Working Capital”) of the Aspen Companies as at the close of business on June 30, 2004. Such Estimated Working Capital shall be attached as Schedule 2.2.3.

2.2.3.1 Intentionally Omitted.

2.2.3.2 Within twenty (20) days after the six month anniversary of the Effective Date, the Buyer shall (i) calculate the Working Capital as at the close of business on June 30, 2004 (“Actual Working Capital”) and prepare detailed statements (the “Actual Working Capital Statement”) of its calculation thereof and (ii) deliver the Actual Working Capital Statement to Aspen Youth. Aspen Youth shall have a thirty day period to review the Actual Working Capital Statement and during such period the Buyer shall share its work papers with Aspen Youth or its professional advisers and to make itself reasonably available to Aspen Youth and its professional advisers for Aspen Youth’s review of the Actual Working Capital.

2.2.3.3 Notwithstanding anything to the contrary herein, the Estimated Working Capital, the Actual Working Capital and the Final Working Capital shall be calculated in the manner set forth on Schedule 2.2.3 attached hereto.

2.2.3.4 If Aspen Youth disputes the Actual Working Capital Statement, it shall deliver a notice to the Buyer no later than thirty (30) days after its receipt of the Actual Working Capital Statement (the “Actual Working Capital Dispute Notice”). Aspen Youth shall set forth in reasonable detail in the Actual Working Capital Dispute Notice the basis for their disagreement with the calculation of the Actual Working Capital. If Aspen Youth fails to deliver the Actual Working Capital Dispute Notice within the allotted time period, Aspen Youth shall have been deemed to have agreed to the calculation of the Actual Working Capital prepared by the Buyer, which calculation shall be final, conclusive and binding upon the parties.

2.2.3.5 If Aspen Youth disputes the Actual Working Capital within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the Actual Working Capital Dispute Notice. If the Buyer and Aspen Youth can resolve their dispute and agree upon the Actual Working Capital, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the parties.

2.2.3.6 If the Buyer and Aspen Youth cannot resolve the dispute to their mutual satisfaction, the Buyer and Aspen Youth shall engage Grant Thornton LLP, or if Grant Thornton LLP is not available, another mutually agreeable independent, qualified, nationally recognized and respected accounting firm (in either case, the “Accounting Firm”), to determine the Actual Working Capital. The costs and expenses of the Accounting Firm shall be borne equally, but severally, by the Buyer, on the one hand, and Aspen Youth, on the other hand. To the extent that the Accounting Firm desires the parties to this Agreement to meet in person, the parties shall choose a mutually acceptable location for such meeting. Each of the Buyer and Aspen Youth shall cause their accounting professional advisers to provide the Accounting Firm such of their respective work papers as may be requested by the Accounting Firm. The Accounting Firm shall be requested to complete their engagement within forty-five (45) days of being retained by the Buyer and Aspen Youth. The determination of the Accounting Firm of Actual Working Capital shall be final, binding and conclusive upon the parties.

2.2.3.7 The final determination of the Actual Working Capital of the Aspen Companies as at the close of business on June 30, 2004 pursuant to this Section shall be referred to herein as the “Final Working Capital.” If the sum of the Final Working Capital minus the Required Working Capital Amount is zero or is a negative amount (the “Negative Working Capital Balance”), the amount of such Negative Working Capital Balance shall be paid to Buyer in immediately available funds. If the sum of the Final Working Capital minus the Required Working Capital Amount is a positive amount (the “Positive Working Capital Balance”), the amount of such Positive Working Capital Balance shall be paid to Aspen Youth in immediately available funds. Any payments made pursuant to this Section 2.2.3.7 shall be made within three (3) days (not including weekends or holidays on which banks in California are required or authorized to close).

2.2.4 The Purchase Price adjustments made pursuant to this Section 2.2 shall be made outside of and apart from the Indemnification Cap, and apart and outside of the funds deposited into escrow pursuant to Section 2.2.2.1.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE ASPEN

COMPANIES, ASPEN YOUTH AND PARENT

Knowing that Buyer is relying thereon, and as an inducement to the Buyer to consummate the transactions contemplated by this Agreement, each of the Aspen Companies, Aspen Youth and Parent, jointly and severally, represent and warrant to Buyer and covenant with Buyer, as set forth below in this Section 3. Disclosures on each schedule shall clearly indicate the Aspen Company to which such disclosure pertains.

3.1 Organization. Each of the Aspen Companies is a corporation or nonprofit mutual benefit corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, or a limited liability company duly formed, existing and in good standing under the Laws of the jurisdiction of its formation. Each of the Aspen Companies possesses the full corporate or limited liability company power and authority: (i) to own and use its Assets in the manner in which such Assets are currently owned and used, and (ii) to conduct its business as such business is currently being conducted. The Aspen Companies are duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law, except as would not have a Material Adverse Effect.

3.1.1 Except as set forth on Schedule 3.1, none of the Aspen Companies own any securities of any corporation or hold any other ownership interest in any Person.

3.1.2 Schedule 3.1 sets forth for each of the Aspen Companies: (i) its exact legal name; (ii) its business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its managers and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all jurisdictions in which it is qualified or registered to do business as a foreign corporation or limited liability company, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious names under which it is registered to do or is doing business; and (ix) its identification and/or registration numbers issued by the Medicare or Medicaid (including MediCal) programs or any other Governmental Program, if any.

3.1.3 Accurate and complete copies of the articles or certificates of organization or formation, operating agreements and other organization documents, each as amended to date, have been delivered to Buyer.

3.2 Authority; Non-Contravention.

3.2.1 Parent, Aspen Youth and each of the Aspen Companies has the corporate or limited liability company power and authority, as applicable, to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent, Aspen Youth and each of the Aspen Companies has been duly authorized by all necessary actions by its respective board of directors, managers and equity owners, as applicable. This Agreement constitutes the legal, valid and binding agreement of Parent, Aspen Youth and each of the Aspen Companies and is enforceable against Parent, Aspen Youth and each of the Aspen Companies in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2.2 Except as set forth on Schedule 3.2 or except as would not have a Material Adverse Effect, neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by any of the Aspen Companies will directly or indirectly (with or without notice or lapse of time):

3.2.2.1 contravene, conflict with or result in a violation of any of the provisions of the articles or certificates of incorporation or organization, bylaws, operating agreement or other organizational documents of any of the Aspen Companies;

3.2.2.2 contravene, conflict with or result in a violation of, any Judgment to which the any of the Aspen Companies or any of the Assets owned by any of the Aspen Companies, is subject;

3.2.2.3 contravene, conflict with or result in a violation of any of the terms or requirements of, any material Permit that is held by any of the Aspen Companies or that pertains to any of the Assets owned by any of the Aspen Companies;

3.2.2.4 contravene, conflict with or result in a violation, termination, or breach of, or result in a default under, any provision of, or any Specified Contract to which any of the Aspen Companies are a party or by which it is bound; or

3.2.2.5 result in the imposition or creation of any Encumbrance upon or with respect to any Asset, leased or licensed owned by the any of Aspen Companies.

3.2.3 Neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by any of the Aspen Companies will directly or indirectly (with or without notice or lapse of time) result in the acceleration of, maturity of, or creation of, any obligation of any of the Aspen Companies to make any severance payment, parachute payment, employee termination payment or closing bonus.

3.2.4 Except as set forth on Schedule 3.2, none of the Aspen Companies was, is or will be required to give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.3 Capital Stock and Ownership.

3.3.1 Schedule 3.3 sets forth the authorized capital structure of the Aspen Companies, including the type of equity interests or units authorized and the number of each type of equity interests or units that are issued and outstanding. Aspen Youth is the sole stockholder or member, as applicable, of each of the Aspen Companies and has good and marketable title to the Equity Interests in such Persons, free and clear of any Encumbrance except as set forth on Schedule 3.3. Aspen Youth has the right to vote all of the Equity Interests in each of the Aspen Companies and has not appointed or granted any proxy to any other Person with respect to, or granted any other right to any other Person to vote any of, the Equity Interests of any of the Aspen Companies. All of the issued and outstanding Equity Interests of Choices have been duly authorized and validly issued. All of the Equity Interests of Aspen MSO and College have been duly authorized by appropriate actions by its directors, managers, equity owners or members, as applicable, and have been issued in accordance with the limited liability company agreement or bylaws, as applicable, of Aspen MSO and College, respectively, and all applicable Law. There exists no right of first refusal or other preemptive right with respect to any of the capital stock or membership interests of any of the Aspen Companies.

3.3.2 To Aspen Youth’s knowledge, all offerings, sales and issuances by the Aspen Companies of any interests of equity, and all repurchases and redemptions of any of their equity interests by the Aspen Companies, if any, were conducted in compliance with all applicable federal and state securities Laws.

3.3.3 Except as set forth on Schedule 3.3, there is no:

3.3.3.1 outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interests or other securities any of the Aspen Companies;

3.3.3.2 outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities any of the Aspen Companies; or

3.3.3.3 Contract (including any letter(s) of intent which may have been entered into by any the Aspen Companies) under which the Aspen Companies are or may become obligated to sell or otherwise issue any equity interests or any other securities.

3.3.3.4 pending, or to the Aspen Companies’, Aspen Youth’s and Parent’s knowledge, threatened claim by any Person to the effect that such Person is or was entitled to acquire or receive any of the equity interests of the Aspen Companies.

3.4 Financial, Corporate and Other Records.

3.4.1 Except as described on Schedule 3.4, the financial books and records of each of the Aspen Companies for the last three (3) years is and has been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect, in accordance with GAAP (i) all of the Assets and Obligations of each of the Aspen Companies and (ii) all of the Contracts and other transactions to which each of the Aspen Companies is or was a party or by which each of the Aspen Companies or the Business or Assets of the Aspen Companies is or was affected.

3.4.2 Accurate and complete copies of the contents of the minute books and stock or member books of each of the Aspen Companies has been delivered to Buyer. Such minute books and stock or member books include (i) minutes of all meetings of all equity owners, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (ii) written statements of all actions taken by equity owners, board of directors or managers and any committees of the board of directors or managers without a meeting and (iii) records of the subscription, issuance, transfer and cancellation of all equity interests and all other securities since the date of incorporation or formation.

3.4.3 Schedule 3.4 contains an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the Aspen Companies, and the names of all officers or employees of the Aspen Companies who are authorized to make withdrawals therefrom or dispositions thereof. Such bank accounts shall not be deemed Assets of the Aspen Companies for purposes of this Agreement and the Aspen Companies shall cease to have any rights with respect to such bank accounts as of the Closing.

3.4.4 Without in any way limiting the foregoing, except as described on Schedule 3.4, all other books and records of each of the Aspen Companies are true, accurate and complete in all material respects and fairly reflect the activities of each such Aspen Company.

3.5 Compliance with Laws; Permits.

3.5.1 Except as set forth on Schedule 3.5: (i) each of the Aspen Companies is in compliance in all material respects with each Judgment and with each Law that is applicable to it or to the conduct of any of its businesses or the ownership or use of any of its Assets, including, as applicable, (a) any licensing certification or approval requirements, any

Laws pertaining to controlled substances, the Clinical Laboratories Improvements Act of 1988, the Social Security Act including the Civil Monetary Penalty Law of the Social Security Act, and/or (b) any promulgations, guidelines or interpretive advice directed to Aspen of any Government Body, including the Occupational Safety and Health Administration, the Centers for Medicare and Medicaid Services, the Federal Food and Drug Administration and any state or federal Medicaid Laws or the Federal Drug Enforcement Agency; and (ii) except for notices or communications related to matters which have been both resolved prior to the date hereof, none of the Aspen Companies have received any notice or other communication (in writing or otherwise) from any Government Body within the last two (2) years regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (B) any actual, alleged, possible or potential obligation on the part of any of the Aspen Companies to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Aspen Companies have provided to Buyer complete copies of all survey and/or audit reports (for the three-year period ended on the Unaudited Balance Sheet Date) the Aspen Companies have received from any Government Body in connection with reviewing compliance by any of the Aspen Companies with state and/or federal licensing and certification requirements or Laws. During the last two (2) years, none of the Aspen Companies has been suspended from providing services, from participation in the Medicare or Medicaid (including MediCal) programs, as applicable, or any other applicable Governmental Program or had its state or federal licensure, if any, suspended or revoked.

3.5.2 Except as set forth on Schedule 3.5, each of the Aspen Companies has obtained and holds all Permits (i) required for the operation of its business as and where such business is presently conducted and (ii) necessary to enable it to obtain reimbursement under any Governmental Program and/or any Contracts and other arrangements with third-party payers, insurers or fiscal intermediaries with which the Aspen Companies participate, except as would not have a Material Adverse Effect. All material Permits held by each of the Aspen Companies is listed on Schedule 3.5, and accurate and complete copies of such Permits have been delivered to Buyer. To the Aspen Companies’ knowledge, employees (including nurses, therapists, psychologists, social workers and physicians) of each of the Aspen Companies have obtained and maintained in compliance with all applicable Laws any and all necessary licenses, certifications or other Permits necessary to perform their duties.

3.5.3 Without in any way limiting the foregoing provisions of this Section 3.5, each of the Aspen Companies is and has been in compliance in all material respects with (i) any applicable record keeping, inventory and other requirements and regulations of any Governmental Program and (ii) any applicable fraud and abuse Laws including Laws relating to the filing of false or fraudulent claims with Medicare, Medicaid (including MediCal) or any other applicable Governmental Program. Each of the Aspen Companies is in compliance in all material respects with all applicable federal or state physician self referral Laws including Section 1877 of the Social Security Act (commonly referred to as the “Stark Law”). Each of the Aspen Companies is in compliance in all material respects with all Laws protecting a patient’s individual healthcare, or other patient or protected information, including the Health Insurance Portability and Accountability Act of 1996, to the extent applicable.

3.5.4 None of the Aspen Companies have generated, transported, treated, stored and disposed, or otherwise handled Medical Waste except in material compliance with applicable Medical Waste Laws.

3.5.5 Schedule 3.5 lists (i) each pharmacy with which any of the Aspen Companies has entered into a Contract and (ii) the location of such pharmacy. None of the Aspen Companies have ownership interest in such pharmacies.

3.6 Financial Statements.

3.6.1 The fiscal year end for each of the Aspen Companies is December 31.

3.6.2 Each of the Aspen Companies has delivered to Buyer the following financial statements and related notes (collectively, the “Financial Statements”): (i) the audited balance sheet of Choices and College, and the unaudited management prepared consolidating balance sheet of Aspen MSO, each as of December 31, 2002 and December 31, 2003, (ii) the unaudited management prepared consolidating balance sheet of the Aspen Companies (“Unaudited Balance Sheet”) as of June 30, 2004 (June 30, 2004 is referred to hereinafter as the “Unaudited Balance Sheet Date”), (iii) the audited statement of earnings, Aspen Youth’s equity and statement of cash flows of Choices and College, and the unaudited management prepared statement of earnings, Aspen Youth’s equity and statement of cash flows of Aspen MSO, each for the periods ending December 31, 2002 (annual) and December 31, 2003 (annual), and (iv) the unaudited management prepared statements of earnings, Aspen Youth’s equity and statement of cash flows of each of the Aspen Companies for the periods ending March 31, 2004 (quarterly) and June 30, 2004 (monthly). The financial activity of the Aspen HS contract with Los Angeles County, California which expired on June 30, 2004 are reported on the Aspen MSO Financial Statements.

3.6.3 Intentionally Omitted.

3.6.4 The Financial Statements: (a) are based upon the books and records of each of the Aspen Companies; (b) present fairly the financial position of each of the Aspen Companies as of the respective dates thereof and the results of operations, changes in Aspen Youth’s equity and cash flows of each of the Aspen Companies for the periods covered thereby; and (c) were prepared in conformity with GAAP and, in a manner consistent with the Aspen Companies’ historic accounting practices applied on a consistent basis, except as otherwise indicated.

3.7 Assets.

3.7.1 Schedule 3.7 accurately identifies all Assets that are being leased or licensed to each of the Aspen Companies.

3.7.2 Except as set forth on Schedule 3.7, each of the Aspen Companies owns and has good, valid and marketable title to, all of its respective Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance.

3.7.3 The Assets of the Aspen Companies are all of the assets necessary to operate the Business, and, except as set forth on Schedule 3.7, all of the Tangible Property of the Aspen Companies are located at the service facilities or offices as set forth on Schedule 3.25. Without limiting the generality of the foregoing, except as set forth on Schedule 3.7, Choices is not using and does not need to use any Assets in the conduct of its Business other than Assets directly owned, leased or licensed by Choices. Except as set forth on Schedule 3.7, no Assets have been removed from the Aspen Companies’ service facility and/or office locations since June 1, 2004 except in the ordinary course consistent with past practice.

3.8 Obligations. None of the Aspen Companies have Obligations other than (i) Obligations identified as such in the column on the Unaudited Balance Sheet as of June 30, 2004 of each of the Aspen Companies, and (ii) Obligations that were incurred since the Unaudited Balance Sheet Date in the ordinary course (none of which arose out of any Proceeding or which relate to any breach of contract, breach of warranty, infringement or violation of law or is classified as long term debt (except for any such Obligations classified as long term debt that will be paid, forgiven or otherwise eliminated on or before the Closing)). Except as described on Schedule 3.8, none of the Obligations of any of the Aspen Companies are guaranteed by any Person.

3.9 Operations Since the Unaudited Balance Sheet Date. Except as set forth on Schedule 3.9, since the Unaudited Balance Sheet Date:

3.9.1 Except in the ordinary course of its Business consistent with its past practices or in connection with the transactions specifically contemplated under this Agreement and the consummations therof, none of the Aspen Companies have: (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance; (ii) incurred any Obligation; (iii) made any loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (vii) waived or released any right or canceled or forgiven any debt or claim; (viii) discharged any Encumbrance or discharged or paid any indebtedness or other Obligation; (ix) assumed or entered into any Contract or collective bargaining agreement other than this Agreement; (x) amended or terminated any Specified Contract; (xi) increased, or authorized an increase in, the compensation (or any grade level for purposes of compensation) or benefits paid or provided to any of their directors, managers, officers, employees, salesmen, agents or representatives; (xii) established, adopted or amended (including any amendment with a future effective date) any Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of securities, Cash Assets or other Assets; (xiv) repurchased, redeemed or otherwise reacquired any securities; (xv) sold or otherwise issued any securities; (xvi) amended its articles or certificate of incorporation or formation, bylaws or other organizational documents; (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, membership interests, membership interests split or stock split, reverse stock or reverse membership interests split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any equity owner, member, employee or agent of any of the Aspen Companies, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation were accrued on the Unaudited Balance Sheet as of June 30, 2004; (xix) changed any of its methods of accounting or accounting practices in any respect; (xx) made any Tax Election, or (xxi) adopted and/or implemented any new accounting policy and/or procedures.

3.9.2 There has been no material adverse change or material casualty loss affecting any of the Aspen Companies or their Assets.

3.10 Accounts Receivable. All of the Accounts Receivable of the Aspen Companies, as shown on Schedule 2.2.3, arose in the ordinary course of business and are proper and valid Accounts Receivable, and the full amount of the Net Accounts Receivable, as shown on Schedule 2.2.3, can be and shall be collected by the Aspen Companies in full prior to the one (1) year anniversary of the Effective Date. The Kern County contract allowance as set forth on Schedule 9.9 shall not be considered part of the collection of Net Accounts Receivable for purposes of the previous sentence. Proper amounts of deferred revenues appear on the books and records of the Aspen Companies, in accordance with GAAP. All of the Accounts Receivable of the Aspen Companies have been coded and billed materially in accordance with the requirements of applicable Contracts or any applicable regulations of the Medicaid (including MediCal) or Medicare programs or any other applicable Governmental Program.

3.11 Tangible Property. Each of the Aspen Companies has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances, except as set forth in the Unaudited Balance Sheet as of June 30, 2004 or on Schedule 3.11 Except as set forth on Schedule 3.11, all of the Tangible Property of each of the Aspen Companies is located at the offices or facilities of each of the Aspen Companies, and each of the Aspen Companies has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of each of the Aspen Companies, wherever located, is in good condition, ordinary wear and tear excepted.

3.12 Real Property.

3.12.1 Owned Real Property. None of the Aspen Companies own any Real Property.

3.12.2 Leased Real Property. Schedule 3.12.2 contains an accurate and complete list of all Real Property leased by the Aspen Companies (“Leased Real Property”), showing location, rental cost and landlord.

3.12.3 The Aspen Companies are not in breach of and to the Aspen Companies’ knowledge, no other party is in breach or default, under any lease related to the Leased Real Property and no notice or threat from any lessor, Government Body or other Person has been received by any of the Aspen Companies claiming any violation of, or breach, default or liability under, any lease related to the Leased Real Property or applicable Law with respect to the Leased Real Property (including Environmental Laws).

3.12.4 To Aspen Youth’s, the Aspen Companies’ and Parent’s knowledge, no Proceedings are pending which would affect or pertain to the zoning, use or environmental condition of any of the Leased Real Property. To the Aspen Companies’ knowledge, except as set forth in Schedule 3.12.2, no portion of any Leased Real Property is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any Governmental Body.

3.12.5 To Aspen Youth’s, the Aspen Companies’ and Parent’s knowledge, all of the Leased Real Property has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road provides a valid means of ingress and egress thereto and therefrom, without additional expense. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the Leased Real Property.

3.13 Software and Other Intangibles.

3.13.1 Schedule 3.13 contains an accurate and complete list and description of all names, corporate names, fictitious names, trademarks, service marks, trade names, brand names, symbols, copyrights, Web sites, designs, logos, formulae, inventions, product rights, technology, and Software owned or licensed (in or out), under development or held for use by any of the Aspen Companies that are material to the Business, and, in the case of Software developed by the Aspen Companies, if any, a product description, the language in which it is written and the type of hardware platform(s) on which it runs.

3.13.2 Each of the Aspen Companies owns solely and exclusively and has good and marketable title to all of the Aspen Company Intangibles, free and clear of all Encumbrances, or otherwise has the right to use all other Intangibles used by the Aspen Companies, except to the extent described on Schedule 3.13. No rights or permission of any of the Aspen Companies or any other Person are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, or create derivative works based upon any Aspen Company Intangible, except as provided under any licenses relating thereto. None of the current or former owners, equity owners, partners, directors, executives, officers, employees, salesmen, agents, patients, representatives or contractors or any equity owners of the Aspen Companies, has any interest in or right to any Aspen Company Intangible, including, but not limited to, the right to royalty payments.

3.13.3 To the Aspen Companies’ knowledge, none of the Aspen Company Intangibles as currently used, is violating or infringing upon any Intellectual Property Right or other proprietary right of any Person and no Person is violating or infringing upon any Intellectual Property Right or other right of the Aspen Companies with regard to Aspen Company Intangibles.

3.13.4 Set forth on Schedule 3.13.4 are all Internet domain names and SSL security certificates related to or used or held for use in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or licensed to or used, owned, or registered by the Aspen Companies (“Domain Names”). Except as set forth on Schedule 3.13.4, the Aspen Companies are the registrants of all Domain Names, and all registrations of Domain Names are current and in good standing. The Aspen Companies have not taken any action or activity, and to the Aspen Companies’ knowledge, no action or activity is pending to challenge rights to, suspend, cancel or disable any Domain Name, the registration therefor, or any right of the Aspen Companies thereto (including the right to use a Domain Name). Also set forth on Schedule 3.13.4 are all Intangibles with respect to which one or more registrations have been awarded by or one or more applications have been filed with one or more Government Bodies, the date of such registrations and applications, all identification numbers given by all Government Bodies with regard to the registrations and applications, and the jurisdictions with regard to which such registrations were awarded and such applications were filed.

3.13.5 The Aspen Companies are the sole owners of, and have good and marketable title to, any and all right, title and interest in and to any and all information with respect to the Aspen Companies included in the databases used in the Business.

3.13.6 Each of the Aspen Companies maintains in connection with its operations, activity, conduct, and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of any of the Aspen Companies in connection with, related to, pursuant to, in the conduct of, or as part of the Business (the “Aspen Company Web Sites”). The privacy statement is attached on Schedule 3.13.

3.14 Contracts.

3.14.1 Schedule 3.14 contains an accurate and complete list of all of the following types of Contracts to which each of the Aspen Companies is a party or by which each of the Aspen Companies is bound which provide for an obligation in excess of $20,000 (collectively, the “Specified Contracts”), and in the case of each oral Specified Contract a description thereof, grouped into the following categories: (i) Contracts for the provision of goods and services which includes without limitation Contracts with suppliers, service providers, clients and government payers (and shall include for each such Contract the annual contract revenue amount); (ii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by one of the Aspen Companies; (iii) loan agreements, mortgages, notes, guarantees, bonds and other financing Contracts; (iv) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which an Aspen Company is the purchaser, licensee, lessee or user; (v) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 3.16, and excluding oral Contracts with employees for “at will” employment); (vi) Contracts containing clauses that prohibit or restrict an Aspen Company from soliciting any employee, client or Referral Source of any other Person or otherwise prohibiting or restricting an Aspen Company from engaging in any business or from disclosing information with respect to an Aspen Company or the Business; and (vii) other Contracts material to the business of an Aspen Company (excluding Contracts which constitute Insurance Policies listed on Schedule 3.20). True and correct copies of each written

Specified Contract (excluding Contracts identified pursuant to Section 3.14.1(iii)) have been made available to Buyer.

3.14.2 The Specified Contracts to which Aspen HS is a party as set forth in Schedule 3.14 are the only Assets of Aspen HS that relate to the Business.

3.14.3 Each Specified Contract is valid and in full force and effect with respect to each of the Aspen Companies, and to the Aspen Companies’ knowledge, enforceable in accordance with its terms with respect to each of the other parties thereto, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.14.4 Except as set forth on Schedule 3.14: (i) neither the Aspen Companies nor, to the Aspen Companies’ knowledge, any other party thereto has violated, breached, or declared or committed any default under, any Specified Contract relating to a matter in excess of $20,000; (ii) no event has occurred, and no circumstance or condition exists that could reasonably be expected to (after notice or lapse of time) (A) constitute a violation or breach of any of the provisions of any Specified Contract by any of the Aspen Companies or, to the Aspen Companies’ knowledge, any other party thereto, (B) give any of the Aspen Companies or, to the Aspen Companies’ knowledge, any other party thereto the right to declare a default or exercise any remedy under any Specified Contract, (C) give any of the Aspen Companies, or to the Aspen Companies’ knowledge, any other party thereto the right to accelerate the maturity or performance of any Specified Contract, or (D) give any of the Aspen Companies, or to the Aspen Companies’ knowledge, or any other party thereto the right to cancel, terminate or modify any Specified Contract; (iii) none of the Aspen Companies have received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Specified Contract; and (iv) none of the Aspen Companies have waived any of their material rights under any Specified Contract.

3.14.5 Except as set forth on Schedule 3.14, no Person is renegotiating any amount paid or payable to any of the Aspen Companies under any Specified Contract or any other term or provision of any Specified Contract.

3.14.6 Except as set forth on Schedule 3.14, there are no currently outstanding proposals or offers submitted by any of the Aspen Companies to any Referral Source, prospect, supplier or other Person which involve an amount or commitment exceeding $20,000 in any single case or an aggregate amount or commitment exceeding $75,000 in the aggregate.

3.15 Employees and Independent Contractors.

3.15.1 Schedule 3.15 contains an accurate and complete list of all of the employees of each of the Aspen Companies (including any employee of any of the Aspen Companies who is on a leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (iv) their last compensation changes and the dates on which such changes were made; and (v) any specific bonus, commission or incentive plans or agreements for or with them.

3.15.2 Schedule 3.15 also contains an accurate and complete list of all sales representatives and independent contractors engaged by each of the Aspen Companies and (i) their payment arrangements; and (ii) a brief description of their jobs or projects currently in progress.

3.15.3 Except as limited by the specific and express terms of any employment Contracts listed on Schedule 3.14.1 and except for any limitations of general application which may be imposed under applicable employment Laws, each of the Aspen Companies have the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and payments with respect to certain benefits as otherwise required by applicable Laws, and without incurring any penalty or liability including without limitation liability for severance payments, parachute payments or termination payments.

3.15.4 Each of the Aspen Companies are in compliance in all material respects with all Laws relating to employment practices. Each of the Aspen Companies have delivered to Buyer accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of its employees.

3.15.5 No union or collective bargaining Contract is currently in effect or being negotiated by or on behalf of any of the Aspen Companies, nor to Aspen Youth’s, the Aspen Companies’ and Parent’s knowledge has any of the Aspen Companies been the target of a union organization drive during the last three (3) years.

3.15.6 Each of the Aspen Companies’ relations with its employees are currently on a good and normal basis.

3.15.7 To the knowledge of each of the Aspen Companies, Aspen Youth and Parent: (i) no currently employed Identified Employee has received an offer to join a business that may be competitive with any of the businesses of any of the Aspen Companies; and (ii) no currently employed Identified Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that will have an adverse effect on (A) the performance by such Identified Employee of any of his duties or responsibilities as an employee of any of the Aspen Companies, or (B) any of the businesses or operations of any of the Aspen Companies.

3.15.8 Except as set forth on Schedule 3.15, each of the Aspen Companies’ current employees (including Identified Employees) have signed agreements with, or acknowledgment of policies of, Parent containing restrictions on the use of the proprietary and confidential information of Parent.

3.15.9 Except as set forth on Schedule 3.15, since January 1, 2004, no currently employed Identified Employee has indicated an intention to terminate or has terminated his or her employment.

3.16 Employee Benefit Plans.

3.16.1 Schedule 3.16 contains an accurate and complete list and description of all of the (i) Employee Benefit Plans as of the Closing Date which each of the Aspen Companies, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent (collectively, referred to as the “Aspen Employee Benefit Plans”), (ii) all employees employed by the Aspen Companies affected or covered by the Aspen Employee Benefit Plans as of the Closing Date, and (iii) all Obligations of the Aspen Companies thereunder as of the Closing Date. “ERISA Affiliate” means each subsidiary and any trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes, each of the Aspen Companies or any subsidiary of each of the Aspen Companies, within the meaning of Code Section 414(b), (c), (m) or (o).

3.16.2 Except as set forth on Schedule 3.16, none of the Aspen Companies nor any ERISA Affiliate (i) maintains or contributes to (or has the obligation to contribute to) any Employee Benefit Plan, (ii) has proposed any Employee Benefit Plan which it plans to establish or maintain or to which it plans or is required to contribute, or (iii) has proposed any changes to any Employee Benefit Plan now in effect. To the extent that each of the Aspen Companies are not parties to a contract or insurance contract or policy through which a benefit with respect to an Aspen Employee Benefit Plan is provided, all other contracting parties to such contract(s) and insurance companies, as applicable, have consented to the participation by each of the Aspen Companies in an Aspen Employee Benefit Plan for the benefit of the employees of each of the Aspen Companies.

3.16.3 With respect to the Aspen Employee Benefit Plans, each of the Aspen Companies and each ERISA Affiliate will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet paid as of the Closing Date.

3.16.4 All of the Aspen Employee Benefit Plans are being operated in compliance in all material respects with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each Aspen Employee Benefit Plan that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form, none of Parent, Aspen Youth or the Aspen Companies has any knowledge that a reason exists which would cause such qualified status to be revoked for any period, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code.

3.17 Clients, Payers and Suppliers. Except as set forth on Schedule 3.17, the present relationship of each of the Aspen Companies with its clients, payers, suppliers and providers is on a good and normal basis. For the six (6) month period prior to the Closing Date, none of the Aspen Companies has experienced termination of its relationship with its clients, payers, suppliers, and providers outside of the ordinary course consistent with prior experience.

3.18 Taxes.

(a) Except as set forth on Schedule 3.18, each of the Aspen Companies has filed all Tax Returns that they were required to file, except as would not have a Material Adverse Effect. Except as set forth on Schedule 3.18, all such Tax Returns were correct and complete in all material respects. Except as set forth on Schedule 3.18, all Taxes owed by each of the Aspen Companies (whether or not shown on any Tax Return) have been paid. Except as set forth on Schedule 3.18, none of the Aspen Companies currently is the beneficiary of any extension of time within which to file any Tax Return. To the Aspen Companies’ knowledge, no claim has ever been made by a Governmental Body in a jurisdiction where such Aspen Company does not file Tax Returns that such Aspen Company may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) on any of the Assets of any of the Aspen Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each of the Aspen Companies has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other Person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all material IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) There is no material dispute or claim concerning any Tax liability of any of the Aspen Companies either (i) claimed or raised by any Taxing Authority in writing, or (ii) as to which any of the Aspen Companies has knowledge based upon personal contact with any agent of such authority.

(d) Schedule 3.18 (i) lists all federal, state and local Tax Returns filed with respect to each of the Aspen Companies for taxable periods ending on or after January 1, 2000; (ii) indicates those federal, state and local Tax Returns that have been audited; and (iii) indicates those federal, state and local Tax Returns that currently are the subject of an audit. Aspen Youth has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by each of the Aspen Companies since January 1, 2000 with respect to any federal, state and local Tax Return filed with respect to such Aspen Company.

(e) None of the Aspen Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Except as set forth on Schedule 3.18, the unpaid Taxes of each of the Aspen Companies (i) did not, as of June 30, 2004, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet as of June 30, 2004, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past customs and practice of each of the Aspen Companies in filing its Tax Returns. Since June 30, 2004, none of the Aspen Companies have incurred any liability for Taxes arising from extraordinary gains or losses as such term is used in GAAP, outside of the ordinary course of business consistent with past custom and practice.

(g) None of the Aspen Companies is party to or is bound by any Tax allocation or sharing agreement or has been a member of an Affiliated Group (as defined in Section 1504(a) of the Code) other than the Affiliated Group of which Parent is the common parent.

(h) None of the Aspen Companies is a party to any contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of being deemed an “excess parachute payment” pursuant to Section 280G of the Code.

(i) None of the Aspen Companies has been a “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) or a “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j) Except as provided for on Schedule 3.18, none of the Aspen Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state or local income Tax law); (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state or local income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(k) Each of the Aspen Companies have disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated. Each of the Aspen Companies have retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

3.19 Proceedings and Judgments.

3.19.1 Except as set forth on Schedule 3.19: (i) no Proceeding is currently pending or, to the knowledge of each of the Aspen Companies, Aspen Youth or Parent,

threatened, to which any of the Aspen Companies are or were parties, or by which any of the Aspen Companies or any Assets or business of the Aspen Companies are affected; (ii) no Judgment is currently outstanding by which any of the Aspen Companies or any Assets or business of any of the Aspen Companies are affected and (iii) to the Aspen Companies’, Aspen Youth’s and Parent’s knowledge, no event has occurred and no condition exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any Proceeding.

3.19.2 For each item set forth on Schedule 3.19 (whether set forth pursuant to (i), (ii) or (iii) in Section 3.19.1 above), the Aspen Companies, Parent or Aspen Youth, as applicable, have timely and appropriately fulfilled their respective notification obligations under the appropriate insurance policies with respect to each such Proceeding, Judgment, event or condition such that to the extent coverage exists for such Proceeding, Judgment, event or condition, insurance coverage will not be denied based on a failure to fulfill such notification obligations.

3.20 Insurance. Schedule 3.20 contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Employee Benefit Plans described on Schedule 3.16) currently providing insurance coverage for the Aspen Companies. Each such Insurance Policy is in full force and effect; none of the Aspen Companies have received notice of cancellation with respect to any such Insurance Policy; and, to the knowledge of each of the Aspen Companies, Aspen Youth and Parent, there is no basis for the insurer thereunder to terminate any such Insurance Policy (other than termination of coverage of the Aspen Companies under such Insurance Policies as of the Closing). Except as set forth on Schedule 3.20, there are no claims with respect to the Aspen Companies that are pending under any of the Insurance Policies described on Schedule 3.20.

3.21 Environmental Matters.

3.21.1 Except as set forth in Schedule 3.21 to this Agreement, all activities by the Aspen Companies at or upon the Leased Real Property have been and are being conducted in compliance in all material respects with all Environmental Laws concerning Hazardous Substances. The Aspen Companies have provided to Buyer all environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by the Aspen Companies in relation to any Leased Real Property.

3.21.2 Except as set forth in Schedule 3.21 to this Agreement, to the Aspen Companies’, Aspen Youth’s and Parent’s knowledge, no underground or above ground storage tanks, active or abandoned, are present at the Leased Real Property.

3.21.3 Except as disclosed in Schedule 3.21, none of the Aspen Companies, Aspen Youth or Parent has received any written notice from any Government Body of any violation by any of the Aspen Companies or liability of any of the Aspen Companies under any Environmental Law. There are no pending civil, criminal, or administrative proceedings against any of the Aspen Companies under any Environmental Law arising out of or relating to the condition of the Leased Real Property or the Aspen Companies’ activities thereon and none of the Aspen Companies, Aspen Youth or Parent has knowledge of any threatened civil, criminal or administrative proceedings under any Environmental Law against any of the Aspen Companies arising out of or relating to the condition of the Leased Real Property or any of the Aspen Companies’ activities thereon. Schedule 3.21 includes a correct and complete list of all of the Aspen Companies’ registrations with, licenses, authorizations or approvals from, or Permits issued by, Government Bodies necessary to conduct the Aspen Companies’ activities at the Leased Real Property in compliance with applicable Environmental Laws, all of which are in full force and effect, except for such registrations, licenses, authorizations, approvals or Permits the lack of which or the expiration of which would not have a Material Adverse Effect.

3.21.4 Schedule 3.21 includes a correct and complete listing of all facilities at which any of the Aspen Companies have generated, treated, stored, handled or disposed of Hazardous Substances. The Aspen Companies’ generation, treatment, storage, handling or disposal of such Hazardous Substances was and is in compliance with all Environmental Laws applicable at the time of such generation, treatment, storage, handling or disposal, as applicable. Except as disclosed on Schedule 3.21, the Aspen Companies have not received any written notice that any facility at which such Hazardous Substances were or are disposed, recycled, treated or stored is the subject of a legal action under any Environmental Law brought by any Government Body, or is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Comprehensive Environmental Response, Compensation and Liability Information system or under any similar state statute.

3.21.5 None of the Aspen Companies, Aspen Youth or Parent has knowledge of any facts or circumstances relating to the Business or the Leased Real Property that could reasonably be expected to lead to environmental claims, liabilities or responsibilities against the Aspen Companies and none of the Aspen Companies has retained or assumed by Contract any liability or responsibility for any environmental claim or condition, other than with respect to claims or conditions arising from the Aspen Companies’ actions or activities.

3.22 Questionable Payments. None of the partners, members, owners, directors, managers, executives, officers, representatives, agents or employees of any of the Aspen Companies (when acting in such capacity or otherwise on behalf of any of the Aspen Companies): (a) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (b) is violating any provision of the Foreign Corrupt Practices Act of 1977; or (c) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Aspen Companies.

3.23 Third Party Payers.

3.23.1 Each of the Aspen Companies is certified for participation in, and is a party to a provider agreement for payment by applicable social service payers or applicable Governmental Programs for the provision of social services or other services provided as part of the Business as set forth on Schedule 3.23.1. Except as would not otherwise have a Material Adverse Effect (a) each service location of the Aspen Companies is eligible to receive payments pursuant to the Governmental Programs as set forth on Schedule 3.23.1;

(b) each of the Aspen Companies is in compliance in all material respects with all conditions of participation in and eligibility requirements for all Governmental Programs, as applicable to such Aspen Company and the service locations of such Aspen Company; and (c) each of the Aspen Companies have timely filed with each applicable governmental agency all cost reports or similar filings required to be filed by it under applicable Law or as required by all applicable Governmental Programs in connection with its operations, and all such cost reports comply in all material respects with applicable legal requirements. None of the Aspen Companies has received any notice of a currently pending investigation or action by, or currently threatened loss or suspension of participation in, any Governmental program in which it participates. All billing practices by each of the Aspen Companies to all third party payers, including Governmental Programs and private insurance companies, have been true, fair and correct and in material compliance with all applicable Laws, regulations and policies of all such third party payers, and the Aspen Companies have not received any written notice during the last twelve (12) months that they have billed for or received any payment or reimbursement in excess of amounts allowed by applicable Laws. Except as set forth on Schedule 3.23.1, neither Aspen Youth, Parent nor any of the Aspen Companies has knowledge of (i) any statutory or regulatory changes or any administrative rulings which would adversely affect the Business, (ii) any retroactive or prospective rate adjustments or pending, or threatened, recapture, offset, recoupment or withholding of payments which would affect the level of program payments received by each of the Aspen Companies from Governmental programs or other third party payers, or (iii) any freezes or funding reductions related to payments received by the Aspen Companies (in connection with services rendered by each of the Aspen Companies) from any applicable Governmental Programs or other third party payers, or (iv) any currently pending or threatened investigations of the Aspen Companies by, or loss or suspension of participation in, any Governmental Programs. To the Aspen Companies’ knowledge, none of the Aspen Companies has exceeded any cap or ceiling applicable to payments which have been received from any applicable Governmental Programs during any period.

3.23.2 There are no pending and, to the knowledge of Aspen Youth, the Aspen Companies and Parent, no threatened actions by any third party fiscal intermediary or carrier, Governmental Program or other third party payer to suspend payments to any of the Aspen Companies.

3.24 Referral Relationships. None of the Aspen Companies nor any agent acting on behalf or for the benefit of any of the Aspen Companies, (i) has offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present clients, referral sources, suppliers, contractors or third party payers in order to obtain business or payments from such persons, (ii) has given or agreed to give, or has knowledge that there has been made or that there is any agreement to make, any gift to or gratuitous payment of any kind (whether in money, property or services) to any then-existing or potential client, supplier, contractor, third party payer. The Aspen Companies have furnished to Buyer true and complete copies of any written arrangements and has advised Buyer of any oral arrangements, including any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency or other person or entity who refers or has agreed to refer business for each of the Aspen Companies.

3.25 Service Facilities; Service Level Indicators. Schedule 3.25 sets forth with respect to each of the Aspen Companies: (i) each service facility or office by location, (ii) the type of service conducted from such facility, and (iii) the case load for each such facility for the quarter ending March 31, 2004.

3.26 Related Party Transactions. Except as set forth on Schedule 3.26 and except for any employment Contracts listed on Schedule 3.14, there are no Contracts between or among any of the Aspen Companies and Aspen Youth, Parent or any Related Party or subsidiary of Aspen Youth or Parent.

3.27 Brokerage Fees. Except as set forth on Schedule 3.27, no Person acting on behalf of any of the Aspen Companies is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated hereby.

3.28 Full Disclosure. No representation or warranty made by any of the Aspen Companies, Aspen Youth or Parent in this Agreement and no statement contained in any written materials or certificates furnished or to be furnished to Buyer (including the information provided in the Schedules hereto) pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Knowing that Parent, Aspen Youth and each of the Aspen Companies (prior to consummation of the Closing) rely thereon, Buyer represents and warrants to Parent, Aspen Youth and each of the Aspen Companies as of the date of this Agreement, and covenants with Parent, Aspen Youth and each of the Aspen Companies, as follows:

4.1 Organization. Buyer is a corporation that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Buyer possesses the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.

4.2 Agreement. Buyer’s execution, delivery and performance of this Agreement and the agreements contemplated hereby, and its consummation and performance hereunder of the transactions contemplated by this Agreement and under related agreements: (a) have been duly authorized by all necessary corporate actions by its board of directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer is a party or by which Buyer is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or Assets, or to the transactions contemplated by this Agreement; and (e) do not require the Consent of any Person other than Buyer’s lender(s). This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Proceedings. There are no material Proceedings pending, or to the Buyer’s knowledge, threatened against Buyer before any Governmental Body that, in either such case, are reasonably likely to prevent Buyer from consummating the Transaction as contemplated by this Agreement.

SECTION 5. CLOSING

5.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern time, on or before July 31, 2004, or at such other time and place mutually agreeable to the parties, provided the date of such Closing is no earlier than the day the last of the conditions in Section 7 and Section 8 is fulfilled or waived, subject in all cases to the provisions of Section 11. The date on which Closing occurs is referred to herein as the “Closing Date.” The transactions contemplated herein shall be retroactively effective as of July 1, 2004 (the “Effective Date”).

SECTION 6. PRE-CLOSING COVENANTS

6.1 Access to Information. Each of the Aspen Companies, Aspen Youth and Parent shall give Buyer and its designated representatives, upon reasonable notice and at mutually agreeable times, access to all of the properties and Assets of each of the Aspen Companies and to each of the Aspen Companies’ documents, books and records relating to its current and past operations and Business and to make copies thereof. In addition, as reasonably requested by Buyer from time to time, each of the Aspen Companies, Aspen Youth and Parent shall (a) give Buyer access to and the opportunity to interview and question the employees of the Aspen Companies, and (b) cooperate with and allow Buyer to interview and question the Aspen Companies’ Referral Sources, suppliers, payers and customers; provided that such interviews and meetings shall be at times mutually acceptable to the Aspen Companies, Aspen Youth and Parent, and the Aspen Companies, Aspen Youth and Parent shall have the right to have a representative present at any such interview or meeting. Buyer will not reveal any confidential data and/or information supplied by any of the Aspen Companies, Aspen Youth or Parent except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to each of the Aspen Companies and will be held confidential by those to whom it is disclosed.

6.2 Conduct of the Business of the Aspen Companies Pending Closing. Except as contemplated by this Agreement or as otherwise consented to by Buyer in writing, between the date hereof and the Closing hereunder, each of the Aspen Companies will:

(i) not take or suffer or permit any action which would render untrue any of the representations or warranties of Parent, the Aspen

Companies and Aspen Youth herein contained, and not omit to take any action within its power, the omission of which would render untrue any such representation or warranty;

(ii) conduct its business in the ordinary and usual course;

(iii) not enter into any Contract with any party, other than Contracts entered into in the ordinary course of business, and not amend, modify or terminate any Contract other than in the ordinary course of business without the prior written consent of Buyer;

(iv) use its commercially reasonable efforts to preserve the Business intact, to keep available the services of its employees, and to preserve its relationships with clients, Referral Sources, suppliers and others with whom it deals;

(v) maintain in full force and effect all of the insurance policies listed on Schedule 3.20 and make no change in any insurance coverage without the prior written consent of Buyer;

(vi) keep the premises occupied by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance within normal time frames of scheduled maintenance;

(vii) continue to maintain all of its usual business books and records in accordance with its past practices;

(viii) not amend its certificates of incorporation/formation, operating agreements or other organization documents;

(ix) not declare or make any dividend or other payment on or with respect to its securities except in the ordinary course of business consistent with past practices redeem or otherwise acquire any securities or issue any securities or any option, warrant or right relating thereto;

(x) not pay any bonuses to any of its employees except in the ordinary course of business consistent with past practices;

(xi) not waive any right or cancel any claim except in the ordinary course of business consistent with past practices;

(xii) not increase the compensation or the rate of compensation payable to any of its employees in an amount greater than 3% annually without prior written approval of the Buyer;

(xiii) maintain its entity existence and not merge or consolidate with any other entity;

(xiv) comply in all material respects with all provisions of any Contract applicable to it and all applicable Laws;

(xv) except with Buyer’s consent, not make any capital expenditures in excess of $20,000 per expenditure and/or $75,000 in the aggregate; and

(xvi) neither discuss nor negotiate with any other person or entity the sale or other transfer, or encumbrance, of the Assets or the capital stock of any of the Aspen Companies.

6.3 Notice of Certain Actions and Reports. Notwithstanding that such action may not require the consent of Buyer pursuant to Section 6.2, from the date hereof until the Closing, the Aspen Companies, Aspen Youth or Parent will notify Buyer in writing if the Aspen Companies pay any bonuses to their employees or increase the compensation or rate of compensation payable to their employees. In addition, the Aspen Companies, Aspen Youth or Parent will provide monthly to Buyer the Aspen Companies’ regularly prepared written reports on the financial condition and operations of the Aspen Companies, which shall include such information and be prepared in a manner consistent with the unaudited financial statements for the Aspen Companies as of and for the month ended June 30, 2004 as previously provided to Buyer; provided that the foregoing shall not in any event be deemed to require the Aspen Companies to prepare any reports other than in the ordinary course of business consistent with their past business practice.

6.4 Governmental Permits and Approvals. The Aspen Companies and Aspen Youth shall cooperate with Buyer in Buyer’s efforts to transfer or have reissued to Buyer any governmental licenses, approvals or permits by Closing.

6.5 Consents. Each of the Aspen Companies and Aspen Youth shall use its reasonable efforts to secure approvals and Consents from any third parties necessary to the consummation of the transactions contemplated hereby, including the Consents listed on Schedule 3.2 attached hereto.

6.6 Amendment to Schedules. The Aspen Companies and Aspen Youth will, from time to time prior to the Closing, promptly supplement or amend the Schedules with respect to any matter arising after the date of this Agreement, which, if existing as of the date of this Agreement, would have been required to be set forth or described in such Schedules in order to make any representation or warranty set forth in this Agreement true and correct as of such date. Any disclosure by the Aspen Companies or the Company pursuant to this Section 6.6 will be deemed to amend and supplement such Schedules and to have qualified the representations and warranties contained in this Agreement.

6.7 Securities and Exchange Commissions Compliance. Parent and Aspen Youth shall use commercially reasonable efforts to assist Buyer with respect to Buyer’s completion of any audit procedures necessary for Buyer to comply with its Securities and Exchange Commission filings required to be made in connection with the signing of this Agreement and the Closing, including causing Parent’s and Aspen Youth’s accountants and auditors to cooperate with Buyer; provided that completion of such audit procedures and filings shall be at Buyer’s sole cost and expense, and any fees or charges from Parent’s or Aspen Youth’s accountants and auditors incurred in accordance with this Section 6.7 shall be paid by Buyer.

6.8 Transfers. Prior to the Closing Date, Aspen Youth shall use commercially reasonable efforts to transfer, without any consideration but at Aspen Youth’s expense, to Aspen Youth or its designee the title and full control and enjoyment of the capital stock of all of the direct subsidiaries of Choices and all Assets of such direct subsidiaries, including any partnership interests held by such direct subsidiaries. Notwithstanding the foregoing, to the extent any Real Property or Tangible Property is used by Choices in the conduct of its business operations, Aspen Youth shall use commercially reasonable efforts to transfer, without any consideration but at Aspen Youth’s expense, the title and full control and enjoyment of such Real Property and Tangible Property to Choices.

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Closing of Buyer. Each and every obligation of the Buyer to enter into and complete Closing is subject, at Buyer’s option, to the fulfillment and satisfaction of each of the following conditions:

7.1.1 The representations and warranties of Aspen Youth, each of the Aspen Companies and Parent contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Schedules to this Agreement will be complete, accurate and current on and as of the Closing Date. Aspen Youth, each of the Aspen Companies and Parent will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Aspen Youth, each of the Aspen Companies and Parent will have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized officer or manager of Aspen Youth, each of the Aspen Companies and Parent to the foregoing effect.

7.1.2 No action, suit or proceeding will have been instituted before any court or governmental body or instituted or threatened by any Person which could materially affect the Assets, Obligations, financial condition or prospects of each of the Aspen Companies or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions.

7.1.3 Buyer’s Board of Directors shall have authorized the consummation of the transactions contemplated by this Agreement.

7.1.4 All of the Consents set forth on Schedule 3.2 shall have been obtained and/or made, as the case may be, and shall be in full force and effect.

7.1.5 No Material Adverse Change shall have occurred to the Business, Assets, Obligations, operations, or financial condition of each of the Aspen Companies from and as of the date of the Unaudited Balance Sheet Date to the Closing Date.

7.1.6 College shall have been awarded contracts reasonably satisfactory to Buyer with Kern County, California as set forth on Schedule 7.1.6.

7.1.7 Kern County, California authorized officials shall have consented to the transactions contemplated herein, to the reasonable satisfaction of the Buyer.

7.1.8 Orange County, California authorized officials shall have consented to the transactions contemplated herein, to the reasonable satisfaction of the Buyer.

7.1.9 Any and all Obligations of each of the Aspen Companies due to Aspen Youth or its Related Parties, other than the Aspen Companies (collectively referred to as the “Aspen Youth Obligations”), shall have been paid off, forgiven or eliminated in full satisfaction of such Obligation(s) on or prior to the Closing Date.

7.1.10 Buyer’s senior lender, Healthcare Business Credit Corporation, shall have consented to the transactions contemplated herein.

7.1.11 Aspen Youth and Choices shall have completed the transfer of the direct subsidiaries of Choices to Aspen Youth or its designee, as provided in Section 6.8.

7.1.12 The deliveries set forth in Section 8.1 shall have occurred.

7.2 Conditions Precedent to Closing of Aspen Youth. Each and every obligation of Aspen Youth to enter into and complete Closing is subject, its option, to the fulfillment and satisfaction of each of the following conditions:

7.2.1 The representations and warranties of Buyer contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer will have delivered to Aspen Youth a certificate, dated the Closing Date, and signed by an authorized officer of Buyer to the foregoing effect.

7.2.2 All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by Buyer will have been obtained and/or made, as the case may be, and shall be in full force and effect.

7.2.3 No action, suit or proceeding will have been instituted before any court or government body or restricted or threatened by any person which could materially prevent the carrying out of the transactions contemplated hereby.

7.2.4 Aspen Youth and the Aspen Companies shall have received all of the Consents as set forth on Schedule 3.2.

7.2.5 Aspen Youth’s Board of Directors shall have authorized the consummation of the transactions contemplated by this Agreement.

7.2.6 The deliveries set forth in Section 8.2 shall have occurred.

SECTION 8. DELIVERIES AT CLOSING

8.1 The Aspen Companies’ and Aspen Youth’s Deliveries at Closing. Each of the Aspen Companies and Aspen Youth, as applicable, shall deliver to Buyer at Closing:

8.1.1 An Assignment of equity interests or stock power assigning all of the Equity Interests owned by Aspen Youth to Buyer.

8.1.2 Good standing certificates or the equivalent for each of the Aspen Companies, dated no earlier than ten (10) days before the Closing Date, from the applicable jurisdiction of incorporation or formation and from each other jurisdiction in which each of the Aspen Companies is qualified or registered to do business as a foreign corporation or limited liability company.

8.1.3 (a) A certified copy of the Certificate or Articles of Incorporation/Certificate of Formation/Organization, as applicable, and each amendment thereto, of each of the Aspen Companies, from the secretary of state of each jurisdiction in which each of the Aspen Companies are organized, and (b) a certified copy of the Aspen Companies bylaws/operating agreement and each amendment thereto, as applicable.

8.1.4 Copies of the resolutions duly adopted by Parent, Aspen Youth and each of the Aspen Companies authorizing the Aspen Companies to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of each of the Aspen Companies, as applicable, as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.1.5 Certificate of the Secretary of each of the Aspen Companies as to the incumbency and signatures of the officers of Parent, Aspen Youth each of the Aspen Companies executing this Agreement;

8.1.6 The Escrow Agreement duly executed by Aspen Youth, the Buyer and the Escrow Agent named therein in the form of Exhibit 8.1.6 (the “Escrow Agreement”).

8.1.7 Duly executed resignations of each director or manager and officer of each of the Aspen Companies.

8.1.8 The minute books, equity transfer books and seal, if any, of each of the Aspen Companies.

8.1.9 The most recently available report of outstanding Accounts Receivable (including such information as is consistent with the information previously provided to Buyer) and the Obligations of the Aspen Companies.

8.1.10 Payoff statements or termination statements and any other termination documents as reasonably necessary to terminate all Encumbrances and claims in and to the Equity Interests and the Assets as set forth in Schedules 3.3 and 3.7.

8.1.11 Receipts acknowledging Buyer’s payment to Aspen Youth of the Purchase Price.

8.1.12 Copies of all Consents listed on Schedule 3.2, to the reasonable satisfaction of Buyer.

8.1.13 All keys to safe deposit boxes of each of the Aspen Companies and authorized forms to change (i) the permitted users of the safe deposit boxes and (ii) permitted users and authorized persons for banking relationships.

8.1.14 The legal opinion of Morgan, Lewis & Bockius LLP, counsel to Aspen Youth and the Aspen Companies, in substantially the form attached as Exhibit 8.1.14.

8.1.15 Releases duly in the form of Exhibit 8.1.15, duly executed by Aspen Youth and Parent (“Releases”).

8.1.16 Intentionally omitted.

8.1.17 A FIRPTA certificate in the form attached hereto as Exhibit 8.1.17, executed by an authorized officer of Aspen Youth.

8.1.18 The Aspen HS Agreement duly executed by Aspen HS and Aspen MSO in substantially the form as attached as Exhibit 8.1.18 and documentary evidence, to the satisfaction of the Buyer, that the conditions to such agreement have been satisfied.

8.1.19 A letter to the Buyer’s insurance broker, certifying as to the absence of professional/general liability insurance claims and knowledge of any event or occurrence reasonably likely to lead to a professional/general liability insurance claim for the period from the Effective Date to the Closing Date, duly executed by Parent, Aspen Youth and the Aspen Companies.

8.1.20 All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.2 Buyer’s Deliveries at Closing. Buyer shall deliver to Aspen Youth at Closing:

8.2.1 Wire transfers of immediately available United States federal currency in the amounts and to the recipients specified in Section 2.2.2.1 herein.

8.2.2 A Good Standing Certificate of Buyer, dated within ten (10) days of the Closing Date.

8.2.3 Copies of the resolutions duly adopted by the Board of Directors of Buyer, authorizing Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, certified by an officer of Buyer as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.2.4 A certificate of the Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement.

8.2.5 A copy of the consent of Buyer’s senior lender.

8.2.6 The Escrow Agreement duly executed by the Buyer.

SECTION 9. CERTAIN OBLIGATIONS AFTER CLOSING

9.1 Post-Closing Cooperation of the Parties.

9.1.1 From and after the Closing Date: (a) Parent, Aspen Youth shall cooperate with Buyer to transfer to Buyer the full control and enjoyment of the Business and Assets (including without limitation any and all information of the Aspen Companies contained on databases, servers and financial systems of Aspen Youth or Parent) of each of the Aspen Companies; (b) Parent, Aspen Youth shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by them or found to be in their possession which pertain to the Business or the Assets of each of the Aspen Companies, and (c) Aspen Youth shall cooperate with Buyer in connection with the preparation and audit of any financial statements of the Aspen Companies. At any time and from time to time after the Closing Date, at Buyer’s request and without further consideration, Parent and Aspen Youth, as applicable, shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement, including without limitation such documents and actions as may be required in connection with the continuation or termination of the Employee Benefit Plans.

9.1.2 Aspen Youth and Parent acknowledge and agree that it is the intent of both parties that at the Closing all of the Real Property and Tangible Property of any of the direct or indirect subsidiaries of Choices that is used by Choices in the conduct of its business operations shall be transferred to Choices. From and after the Closing Date, Aspen Youth and Parent shall cooperate with Buyer to transfer, without any consideration but at Aspen Youth’s expense, to Choices or Buyer’s designee the title and full control and enjoyment of any such Real Property or Tangible Property that is discovered to be owned, leased or licensed by the direct or indirect subsidiaries of Choices after the Closing.

9.2 Preparation of Tax Returns.

9.2.1 Tax Return Periods Through the Closing Date. Buyer shall prepare or cause to be prepared all Tax Returns with respect to each of the Aspen Companies for taxable periods ending on or before the Closing Date (“Short-Period Tax Returns”), other than income or franchise Tax Returns with respect to periods for which a consolidated, unitary or combined income or franchise Tax Return of Parent or Aspen Youth will include (i) the operations of the Aspen Companies and (ii) any income recognized by Aspen Youth or any of the Aspen Companies (or their subsidiaries) as a result of the Section 338(h)(10) Election. At least twenty (20) days prior to the due date of such Short-Period Tax Returns (including applicable extension periods), Buyer shall provide Aspen Youth with a copy of such

Short-Period Tax Returns for review and shall make such revisions to such Short-Period Tax Returns as are reasonably requested by Aspen Youth. Any Short-Period Tax Returns shall include the income and other tax attributes of each of the Aspen Companies for all applicable periods ending on or before the Closing Date. Aspen Youth shall pay all Taxes that are shown as due on any Short Period Tax Returns (including but not limited to any Taxes or other liabilities due with respect to any Section 338(h)(10) Election for any of the Aspen Companies (or their subsidiaries) as set forth in Section 9.5 hereof) to the extent that such Taxes exceed the amount reserved for Taxes on the June 30, 2004 Unaudited Balance Sheet, as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Aspen Companies in filing their Tax Returns, and shall provide such payment to Buyer no later than five (5) days prior to the due date of such Short-Period Tax Return (including applicable extension periods). The income, loss and other deductions of each of the Aspen Companies through the Closing Date shall be computed as if its taxable year ended on and included the Closing Date.

9.2.2 Tax Return Periods Straddling the Closing Date. With respect to each jurisdiction in which one Tax Return (“Full Year Tax Returns”) for a period beginning before the Closing Date and ending after the Closing Date (“Full Year Period”) will be required, Aspen Youth shall prepare or cause to be prepared a Tax Return for each of the Aspen Companies for the short period starting at the beginning of the Full Year Period and ending on and including the Closing Date, on a pro forma basis as if a Short-Period Tax Return for such period were required (“Pro Forma Return”), and Aspen Youth shall provide such Pro Forma Return to Buyer at least thirty (30) days before the due date for the corresponding Full Year Tax Returns. Pro Forma Returns shall be prepared on the same bases as Short-Period Tax Returns under Section 9.2.1. Pro Forma Returns shall not be filed but on the date that the Pro Forma Returns are delivered to Buyer, Aspen Youth shall pay to Buyer the amount by which the Taxes due as shown thereon exceed the amount reserved for Taxes on the June 30, 2004 Unaudited Balance Sheet, as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Aspen Companies in filing their Tax Returns; provided, however, the Buyer shall pay to Aspen Youth any overpayment of Taxes shown on the Pro Forma Returns, except to the extent that such overpayment is set forth as an asset in the Financial Statements and/or accounted for in computing the Purchase Price hereunder and the adjustments thereto). Such overpayment shall be refunded to Aspen Youth within thirty (30) days after the filing of the Full Year Tax Returns. Buyer shall prepare or cause to be prepared the Full Year Tax Returns, and shall cause each of the Aspen Companies to timely file the Full Year Tax Returns and pay the amount of Taxes due shown thereon.

9.2.3 Tax Return Periods After the Closing Date. Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns for each of the Aspen Companies required to be filed for taxable periods beginning after the Closing Date. Buyer shall timely pay or cause to be paid the amount of Taxes due shown on such Tax Returns.

9.3 Cooperation on Tax Matters.

9.3.1 Buyer, each of the Aspen Companies, Aspen Youth and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any Tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Aspen Companies, Parent and Aspen Youth agree (A) to retain all books and records with respect to Tax matters pertinent to each of the Aspen Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Aspen Youth, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each of the Aspen Companies, Parent or Aspen Youth, as the case may be, shall allow the other party to take possession of such books and records.

9.3.2

(a) Buyer shall provide Aspen Youth with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other Taxing Authority, which relate to any taxable period of each of the Aspen Companies ending on or before the Closing Date within ten (10) days of receipt of such notice. Aspen Youth shall have the sole right to represent the interests of each of the Aspen Companies in any Tax audit or administrative proceeding relating to any taxable period of the Aspen Companies ending on or before the Closing Date, to employ counsel of their choice at their expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided, however, that Aspen Youth shall use reasonable efforts to inform Buyer of the status of any such proceedings, shall provide Buyer (at Buyer’s cost and expense) with copies of any pleadings, correspondence, and other documents as Buyer may reasonably request, shall consult with Buyer prior to the settlement of any such proceedings and shall obtain the prior written consent of Buyer prior to the settlement of any such proceedings that would reasonably be expected to adversely affect Buyer in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld or delayed; provided further, however, that Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Buyer’s sole expense. Buyer and each of the Aspen Companies shall execute and deliver to Aspen Youth such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

(b) Buyer shall have the sole right to represent the interests of each of the Aspen Companies in any Tax audit or administrative proceeding relating to any taxable period of the Aspen Companies beginning before and ending after Closing Date, to employ counsel of its choice at its expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided, however, that Buyer shall use reasonable efforts to inform Parent and Aspen Youth of the status of any such proceedings, shall provide Parent and Aspen Youth (at Parent’s and Aspen Youth’s cost and expense) with copies of any pleadings, correspondence, and other documents as Parent or Aspen Youth may reasonably request, shall consult with Aspen Youth prior to the settlement of any such proceedings and shall obtain the prior written consent of Aspen Youth prior to the settlement of any such proceedings that would reasonably be expected to adversely affect Parent or Aspen Youth in any taxable period beginning before the Closing Date, which consent shall not be unreasonably withheld or delayed; provided further, however, that Parent and, Aspen Youth and counsel of their own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Parent’s and Aspen Youth’s expense. Aspen Youth shall execute and deliver to Buyer such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

9.3.3 Buyer, Parent and Aspen Youth agree, upon request, to use commercially reasonable efforts to obtain any ruling, certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.3.4 Parent and Aspen Youth agree to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulations 1.6011-4(g) which relate to any Reportable Transaction in which the Aspen Companies have participated in.

9.4 Amended Returns. Any amended Tax Return of the Aspen Companies or claim for Tax refund on behalf of each of the Aspen Companies for any period for which Aspen Youth are responsible under Section 9.2 shall be filed, or caused to be filed, only by Aspen Youth. Aspen Youth shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of each of the Aspen Companies or Buyer for any period ending on or after the Closing Date. Any other amended Tax Return of each of the Aspen Companies or claim for Tax refund on behalf of each of the Aspen Companies shall be filed, or caused to be filed, only by Buyer. Buyer shall not, without the prior written consent of Parent or Aspen Youth, as applicable (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of each of the Aspen Companies, Aspen Youth or Parent for any period ending on or before the Closing Date or for any period beginning before and ending after the Closing Date.

9.5 338(h)(10) Election

9.5.1 Upon the request of Buyer, Parent and/or Aspen Youth (as applicable) shall join with Buyer in making a Section 338(h)(10) Election with respect to the purchase and sale of all or any portion of the Equity Interests, if available. Buyer and Parent and/or Aspen Youth (as applicable) shall file IRS Form 8023 and any other applicable forms in a timely manner.

9.5.2 To the extent permitted by state, local or foreign tax laws, the principles and procedures of this Section 9.5 shall also apply with respect to a Section 338(h)(l0) Election. Parent and/or Aspen Youth (as applicable) shall make or cause to be made any election similar to a Section 338(h)(10) Election that is optional under any state or local tax law, and shall cooperate and join in any election made by any of the Aspen Companies to effect such an election so as to treat the sale of the Equity Interests contemplated herein as a sale of assets for state or local income tax purposes.

9.6 Tax Reporting and Allocation of Purchase Price. No later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Aspen Youth a written statement (the “Statement of Allocation”) setting forth an allocation of the Purchase Price with respect to (i) that portion of the Purchase Price allocated to the Aspen MSO membership interests among the assets of Aspen MSO (“Aspen MSO Asset Allocation”) and (ii) that portion of the Purchase Price allocated to the Equity Interests of any of the other Aspen Companies for which a Section 338(h)(10) Election will be made among the assets of the applicable Aspen Companies, for review and approval by Aspen Youth (such approval not to be unreasonably withheld or delayed). Buyer, Parent and Aspen Youth agree that each of the allocations required to be prepared pursuant to this Section 9.6 shall be prepared in accordance with the provisions of Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder.

9.6.1 All federal, state and local Tax Returns of Parent, Aspen Youth, Buyer and the applicable Aspen Companies shall be filed consistently with the information set forth on the Statement of Allocation to the extent not inconsistent with applicable Law. Moreover, Parent and/or Aspen Youth and Buyer further agree to file IRS Forms 8594 and 8883 in a manner that is consistent with the applicable allocations set forth on the Statement of Allocation to the extent not inconsistent with applicable Law. Aspen Youth and Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Forms 8594 and 8883. Parent and or Aspen Youth (as applicable), Buyer and the applicable Aspen Companies shall not take any position on a Tax Return, tax proceeding or audit that is inconsistent with any information set forth on the Statement of Allocation except to the extent consistent with the Initial Allocation and applicable Law.

9.7 Tax Adjustment. As a condition precedent to Parent and/or Aspen Youth making a Section 338(h)(10) Election as provided in Section 9.5, Buyer shall pay to Aspen Youth, in cash, the amount of additional consideration necessary to cause Parent and/or Aspen Youth’s after-Tax net proceeds from the sale of the Equity Interests with the Section 338(h)(10) Election to be not less than the after-Tax net proceeds that Parent and/or Aspen Youth would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment”). The amount of the Tax Adjustment shall be paid to Aspen Youth prior to or at the time Parent and/or Aspen Youth signs Form 8023 to make the federal Section 338(h)(10) Election. Aspen Youth shall provide Buyer with a schedule computing the amount of the Tax Adjustment within 20 days after Aspen Youth has approved the Statement of Allocation (the “Tax Adjustment Schedule”). In making such calculations, the highest corporate federal and state tax rates to which Parent and/or Aspen Youth is subject shall be used and any other items of income, deduction, gain, loss, or credits of Parent and/or Aspen Youth shall be ignored. Buyer shall have twenty (20) days after receipt of the Tax Adjustment Schedule to review such Tax Adjustment Schedule to review such Tax Adjustment Schedule. Aspen Youth shall make any revisions to the Tax Adjustment Schedule as reasonably requested by Buyer.

Parent and/or Aspen Youth shall timely pay all appropriate state, federal and local taxes as a result of a Section 338(h) (10) Election.

9.8 Restrictive Covenants.

9.8.1 Confidentiality Covenant. Aspen Youth and Parent have acquired valuable information concerning the business, customers, internal and external processes, and other proprietary information of the Aspen Companies, Aspen Youth and Parent agree that all such information is confidential and that for a period of three (3) years from and after the Closing Date, neither Aspen Youth nor Parent shall share or reveal any such information in any way or in any manner to any Person not a party to this Agreement.

9.8.2 Noncompetition Covenant. For a period of three (3) years after the Closing Date (the “Restricted Period”) Aspen Youth and Parent agree that each will not, directly or indirectly, including through any direct or indirect subsidiaries, engage in the Business in any locations in the State of California and the State of Nevada.

9.8.3 Nonsolicitation Covenant. During the Restricted Period, Aspen Youth and Parent agree that each will not, directly or indirectly, including through any direct or indirect subsidiaries, solicit, hire or assist any Person who is or during such period becomes a customer (including a Person to which the Aspen Companies provide management services), supplier, payer, employee of, or a consultant to, the Aspen Companies, (i) in any manner which interferes with such Person’s relationship with the Aspen Companies, or (ii) in an effort to obtain any such Person as a customer, supplier, payer, employee of, or a consultant to Aspen Youth, Parent or their subsidiaries and respective Related Parties that conduct businesses that compete with the Business of the Aspen Companies in California or Nevada.

9.8.4 Enforcement of Covenants. The parties hereto declare that it is impossible to measure in money the damages that will accrue to Buyer in the event that Aspen Youth or Parent breaches any of the covenants set forth in Sections 9.8.2, 9.8.3 and 9.8.3 (“Covenants”). In the event that Aspen Youth or Parent breaches any such Covenant, Buyer shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond), restraining Aspen Youth or Parent from violating such Covenant, Aspen Youth or Parent hereby waives the claim or defense that Buyer has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that Buyer has an adequate remedy at law. The parties hereby agree that the Restricted Period shall be extended, with respect to Aspen Youth or Parent by any period during which Aspen Youth or Parent is found to be in violation of, or to have violated, these covenants.

9.9 Kern County Contract Allowance Covenant. If Buyer collects all or part of the amount of the Kern County contract allowance (as specifically identified and set forth on Schedule 9.9) prior to the one (1) year anniversary of July 10, 2004, Buyer shall deposit, within five (5) business days of Buyer’s receipt of such amounts, with the escrow agent under the Escrow Agreement fifty percent (50%) of such amounts collected, or in the event the Escrow Agreement has terminated, Buyer shall pay such fifty percent (50%) of such amounts collected directly to Aspen Youth. If deposited with the escrow agent, such amounts shall be held by such escrow agent and shall be dispersed in accordance with the Escrow Agreement.

9.10 SEC Compliance. Parent and Aspen Youth shall use commercially reasonable efforts to assist Buyer with respect to Buyer’s completion of any audit procedures necessary for Buyer to comply with its Securities and Exchange Commission filings required to be made in connection with the signing of this Agreement and the Closing, including causing Parent’s and Aspen Youth’s accountants and auditors to cooperate with Buyer; provided that completion of such audit procedures and filings shall be at Buyer’s sole cost and expense, and any fees or charges from Parent’s or Aspen Youth’s accountants and auditors incurred in accordance with this Section 9.9 shall be paid by Buyer. Parent and Aspen Youth acknowledge that Buyer anticipates being required to file with the Securities and Exchange Commission at least two (2) prior years of audited Aspen Companies’ financial statements within sixty (60) days of the Closing Date and agree to reasonably cooperate with Buyer to enable Buyer to meet the anticipated filing obligations.

9.11 Change of Names. Within eighteen (18) months after the Closing Date, Buyer shall cause the names of Aspen MSO, and all fictitious names used by any of the Aspen Companies that include the word or phrase “Aspen,” to be changed to a new name that does not include the word “Aspen” anywhere within such name.

9.12 Interim Provision of Space. For no consideration or cost, Parent shall allow the employees of the Aspen Companies whose office space is currently located in the corporate headquarters of Parent to occupy the same space and use such furniture, office equipment, phone and internet connections at the corporate headquarters of Parent as is currently occupied and used by such employees, for the period beginning on the Closing Date and ending on the one (1) month anniversary of the Closing Date. Provided that Buyer and the Aspen Companies have been diligently seeking alternate space to house such employees outside of Parent’s corporate headquarters, Parent shall extend the period during which such employees may occupy such space and use such furniture and office equipment for an additional one month period.

9.13 Net Receivable Report. Within five (5) business days of the one (1) year anniversary of the Effective Date, the Buyer shall provide a report on the collections of the Net Accounts Receivable (as of the one (1) year anniversary of the Effective Date) to Aspen Youth. Aspen Youth shall have a five (5) business day period to review such report and during such period Aspen Youth shall be permitted, at reasonable times and upon reasonable notice, to examine the financial books and records of the Aspen Companies pertaining to such report. Aspen Youth shall hold all such information in confidence. If Aspen Youth does not object to the Net Accounts Receivable report within the five (5) business day review period, Buyer’s Accounts Receivable report shall be final, conclusive and binding upon the parties. Any disputes between Buyer and Aspen Youth with respect to the Net Accounts Receivable report shall be resolved by the Accounting Firm pursuant to the procedures set forth in Section 2.2.3.6.

9.14 Interim Period True-Up. Within twenty (20) days of the end of the last day of the month during which the Closing Date occurs, Aspen Youth shall provide Buyer a report which shall specify (i) any and all cash and payments, from any source, received by the Aspen Companies and any and all cash and payments, from any source, received by Parent or Aspen Youth or any Related Parties of Parent or Aspen Youth on behalf of the Aspen Companies during the period from the Effective Date to the Closing Date, inclusive, together with any payments made at the request of Buyer or the Aspen Companies by Parent or Aspen Youth on behalf of the Aspen Companies after the Closing Date, and (ii) any and all payments made by any of the Aspen Companies for costs and expenses (in the ordinary course consistent with past practice) and any and all payments made by Aspen Youth or Parent for costs and expenses (in the ordinary course consistent with past practice) on behalf of the Aspen Companies, during the period from the Effective Date to the Closing Date, inclusive. If the total in (i) above is greater than the total in (ii) above, Aspen Youth or Parent, as applicable, shall reimburse Buyer for the amount of the difference. If the total in (ii) above is greater than the total in (i) above, Buyer shall reimburse Aspen Youth for the amount of the difference. Aspen Youth shall continue to provide such reports to Buyer from time to time until twenty (20) days after the six month anniversary of the Effective Date. Buyer shall have a ten (10) day period to review each such report and during such period Buyer shall be permitted, at reasonable times and upon reasonable notice, to examine the financial books and records of the Aspen Youth, Parent and their Related Parties pertaining to such reports. If Buyer does not object to the interim period true-up report within the ten (10) day review period, Aspen Youth’s interim period true-up report shall be final, conclusive and binding upon the parties. Any payments made under this Section 9.14 shall be made in immediately available funds and payment shall be made within three (3) business days of a final determination of such interim period true-up. Any disputes between Buyer and Aspen Youth with respect to the interim period true-up report shall be resolved by the Accounting Firm pursuant to the procedures set forth in Section 2.2.3.6. Parent and Aspen Youth shall promptly deliver any payments made to the Aspen Companies that are received by Parent or Aspen Youth or any of their Related Parties (other than the Aspen Companies) after the Closing.

9.15 Employee Benefit Plan Transition. Aspen Youth and Parent shall perform such acts and execute such documents and provide such notices as are reasonably necessary to effectuate the termination of the employees of the Aspen Companies continuing eligibility for the Employee Benefit Plans listed on Schedule 3.16, with such termination to be effective as of July 31, 2004, except with respect to Parent’s tax qualified retirement plan, for which the employees of the Aspen Companies shall continue to be eligible to participate only through July 23, 2004. Notwithstanding the foregoing, the employees of the Aspen Companies shall remain covered under such Employee Benefit Plans to the extent that they are entitled to benefits to be paid pursuant to such plans. Aspen Youth and Parent shall take all necessary actions so that, as of the Closing Date, to the extent required by applicable Law, each employee of each of the Aspen Companies is fully vested in his/her respective benefits in Parent’s tax qualified retirement plans. Parent and Buyer shall cooperate to, within a reasonable period of time following the Closing Date, cause all such benefits of such employees to be distributed to such employees or to have such employees’ accounts transferred to Buyer’s tax qualified plan. Effective on the later of July 26, 2004 or the Closing Date, Parent and Aspen Youth shall take all necessary actions to amend Parent’s tax-qualified retirement plan to eliminate any reference to the Aspen Companies being either a plan sponsor or fiduciary under the plan, and, effective August 1, 2004, Parent and Aspen Youth shall take all necessary actions to amend each other Employee Benefit Plan to eliminate any reference to Aspen Companies being either a plan sponsor or fiduciary under any such plan.

9.16 Insurance Notification. Within five (5) business days of the Closing Date, Parent shall appropriately notify the hospital/professional and general liability insurance carrier of all the Proceedings, Judgments, event or condition set forth on Schedule 3.19 so that such insurance carrier possesses written notification of all such Proceedings, Judgments, event or condition.

SECTION 10. INDEMNIFICATION

10.1 Indemnification by Parent and Aspen Youth. Parent and Aspen Youth, jointly and severally, shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, agents, representatives, subsidiaries, affiliates and Buyer’s successors and assigns (each a “Buyer Indemnified Party” or, collectively, “Buyer Indemnified Parties”) from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable attorney’s fees and court costs (“Loss”, or “Losses”), arising out of or caused by, directly or indirectly, any of the following:

10.1.1 Any misrepresentation, breach or failure of any warranty or representation made by Parent, Aspen Youth, Aspen HS or the Aspen Companies in this Agreement or the Aspen HS Agreement, as applicable. It is understood by the parties that the representations and warranties made by Parent, Aspen Youth, Aspen HS or the Aspen Companies in this Agreement and the Aspen HS Agreement, as applicable survive until the Expiration Date (as set forth in Section 12.4 herein).

10.1.2 Any material failure or refusal by any of Aspen Youth, Parent or the Aspen Companies to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by any or all of them.

10.1.3 Any Proceeding against the Aspen Companies by any Person arising out of or caused by, directly or indirectly, any act or omission of the Aspen Companies, or any of their managers, officers, employees, agents or representatives, occurring at any time on or before the Closing Date.

10.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Parent and Aspen Youth and their respective officers, managers, employees, agents, representatives (including executors, administrators and personnel representatives) and successors and assigns (each a “Seller Indemnified Party” or, collectively, “Seller Indemnified Parties”), from and against any and all Losses, arising out of or caused by, directly or indirectly, any or all of the following:

10.2.1 Any misrepresentation, breach or failure of any warranty or representation made by the Buyer in or pursuant to this Agreement or the Aspen HS Agreement.

10.2.2 Any material failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement, the Aspen HS Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by it, or any material failure or refusal by Aspen MSO to satisfy or perform any covenant, term or condition of the Aspen HS Agreement that is required to be satisfied or performed by it.

10.2.3 Any Proceeding against the Aspen Companies by any Person arising out of or caused by, directly or indirectly, any act or omission of Buyer or the Aspen Companies, or any of their respective officers, employees, agents or representatives, occurring at any time after the Closing Date.

10.3 Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which Buyer or, Aspen Youth or Parent, as the case may be, (the “Indemnitee”) is entitled to indemnification from Aspen Youth and Parent or Buyer, as the case may be, (the “Indemnitor”) under Sections 10.1 or 10.2:

10.3.1 Within thirty (30) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give reasonably detailed notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents.

10.3.2 If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (“Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any patient, Referral Source, prospect, supplier, payer, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice, and provided further that if the Indemnitee assumes control of the Defense, the Indemnitee shall not consent to any Judgment or agree to any settlement without the Indemnitor’s prior written consent; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

10.3.3 All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) business days after a final Judgment (after allowing Indemnitor the option of exhausting all possible appeals) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed. If the amounts owed by the Indemnitor to the Indemnitee are not paid when due, interest shall accrue on such amount at the rate of six percent (6%) per annum compounded annually until paid in full.

10.4 Limits on Indemnification. The maximum aggregate liability that Parent and Aspen Youth, on the one hand, and Buyer, on the other hand, may have with respect to claims for indemnification under Sections 10.1 or 10.2 will be an amount equal to One Million Dollars ($1,000,000), plus with respect to indemnification claims made for a breach of Section 3.10 any amounts deposited with the escrow agent pursuant to Section 9.9 hereof (such amounts shall be applied first to indemnification claims made for a breach of Section 3.10) (“Indemnification Cap”). The Indemnification Cap shall not apply to indemnification claims (i) based on fraud, (ii) based on a breach of representation or warranty contained in Sections 3.2.1, 3.3, 3.18, and 4.2, hereof or Section 3.1 and 3.2 of the Aspen HS Agreement, or (iii) or to the extent Aspen HS receives an Aspen HS A/R Payment but fails deliver such payment to Buyer in accordance with the Aspen HS Agreement. In the event Aspen HS is required to and actually makes any payments (including without limitation, pursuant to a cost report or reimbursement obligation) to any Government Body relating to the Aspen HS Accounts Receivable during the period commencing on the Effective Date and ending on the six (6) year anniversary of the Closing Date, the amount of such payment shall, on a dollar-for-dollar basis, reduce the aggregate liability that Parent and Aspen Youth shall have with respect to claims for indemnification under Section 10.1.

10.5 Reduction for Insurance or Other Recoveries. The amount which an indemnifying party or parties, as the case may be, is required to pay to, for or on behalf of the applicable indemnitee pursuant to this Section 10 shall be reduced by any insurance proceeds actually recovered by or on behalf of such indemnitee from any unrelated party in reduction of the related Loss (provided that nothing contained herein shall obligate any indemnitee to maintain any such insurance coverage or to pursue any such recovery).

10.6 Set-Off of Claims for Losses Against Escrow. Buyer shall first deduct the amount of Losses from the amount held in escrow under the Escrow Agreement to satisfy any Losses for which it is entitled to indemnification, as agreed to by the Parties or as finally determined by a court of competent jurisdiction, under this Section 10.

SECTION 11. TERMINATION

11.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(i) by mutual consent of the Buyer, on the one hand, and Aspen Youth, on the other;

(ii) by Buyer on the one hand, or by Aspen Youth on the other hand, if the Closing shall not have occurred by July 31, 2004, provided, however, that the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) by the Buyer, on the one hand, or Aspen Youth, on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(iv) by Aspen Youth if the Buyer (x) breaches its representations and warranties in any material respect, or (y) fails to comply in any material respect with any of its covenants or agreements contained herein;

(v) by the Buyer if Parent, Aspen Youth or the Aspen Companies (x) breach their representations and warranties in any material respect, or (y) fail to comply in any material respect with any of their covenants or agreements contained herein.

11.2 Obligations to Cease. In the event that this Agreement is terminated pursuant to Section 11.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except for the obligations with respect to publicity contained in Section 12.1 hereof and the obligations with respect to costs contained in Section 12.2 hereof.

SECTION 12. OTHER PROVISIONS

12.1 Publicity. At all times before the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, none of the parties hereto shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prevent any party hereto, at any time, from furnishing any required information to any Government Body or from issuing any announcement, press release, public statement or other information to the press or any third party with respect to the Agreement or the transaction contemplated hereby (after consulting with the other parties hereto at least one day prior to furnishing such information or issuing such announcement, press release or public statement) if required by Law or any stock exchange or inter-dealer quotation system on which the securities of a party are traded.

12.2 Fees and Expenses. Except with respect to indemnification claims which shall be governed by Section 10, Buyer shall pay all of the fees and expenses incurred by it, and Parent and Aspen Youth shall pay all of the fees and expenses incurred by Parent, Aspen Youth or the Aspen Companies, in negotiating and preparing this Agreement and the Ancillary Documents, and in consummating the transactions contemplated hereby.

12.3 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Parent, Aspen Youth and each of the Aspen Companies (prior to the Closing) shall be sent to their respective addresses stated on page one of this Agreement, with a copy sent simultaneously to Morgan, Lewis & Bockius LLP, 300 S. Grand Avenue, 22nd Floor, Los Angeles, CA 90071, Attention: John F. Hartigan, Esquire. Notices to Buyer shall be sent to Buyer’s address stated on page one of this Agreement to the attention of Fred Furman, Esquire, General Counsel, with a copy sent simultaneously to Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, Attention: Thomas Dwyer, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.3, provided that any such change of address notice shall not be effective unless and until received.

12.4 Survival. All representations and warranties made by any party hereto in this Agreement or any Ancillary Document and any rights to indemnification hereunder shall survive until the one (1) year anniversary of the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties as to (i) Taxes, and as set forth in Sections 3.5.3 and 3.23, shall extend for the period of the respective statutes of limitations, (except if a claim arises within 60 days of the date of the running of the statute of limitations in which case the Expiration Date for that claim shall extend 60 days after the date of the running of the statute of limitations) but in any event for no longer than six years and (ii) the collection of the Net Accounts Receivables, as set forth in Section 3.10, shall extend until the Net Accounts Receivable report is deemed finalized pursuant to Section 9.13. Notwithstanding anything to the contrary in the foregoing, any claim arising prior to the Expiration Date for which an Indemnitee has provided or provides notice to an Indemnitor in accordance with Section 10, shall continue to survive as a basis for indemnification until it is resolved; provided that notwithstanding the survival of any claim beyond the Expiration Date, the escrowed funds in excess of such claims shall be released upon the Expiration Date.

12.5 Understanding as to “knowledge.” Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that the knowledge of the Aspen Companies, Aspen Youth or Parent with respect to Mr. Tim Dupell is limited to the knowledge of Mr. Tim Dupell prior to or as of May 14, 2004, and none of the Aspen Companies, Aspen Youth or Parent has inquired, nor shall any of such Persons be required to inquire, as to the knowledge of Mr. Tim Dupell with respect to the representations, warranties or covenants provided by Aspen Youth or Parent in this Agreement or any other document provided in connection herewith.

12.6 Reliance by Buyer. Notwithstanding the right of Buyer to investigate the Business, Assets and financial condition of each of the Aspen Companies, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by Parent, Aspen Youth and each of the Aspen Companies in this Agreement or pursuant hereto with respect to any claims, litigation or other actions by a third party resulting in a Loss to Buyer. Aspen Youth has the unqualified right to rely upon each of the representations and warranties made by Buyer pursuant to this Agreement. The representations and warranties are bargained for assurances.

12.7 Interpretation of Representations. Each representation and warranty made in this Agreement is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty, except as noted in the Schedules attached hereto.

12.8 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnitee under any of the agreements contemplated by this Agreement.

12.9 Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer, Parent, Aspen Youth and each of the Aspen Companies and their respective successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties; provided, however, that, without the consent of any other party hereto, Buyer may assign or otherwise transfer this Agreement (and any other agreements delivered pursuant hereto) (x) to its lender in connection with Buyer’s financing of the transactions contemplated hereunder or (y) to a wholly owned subsidiary of the Buyer, provided that Buyer shall remain obligated to satisfy all of the provisions hereof notwithstanding such assignment.

12.10 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

12.11 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

12.13 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

12.14 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

12.15 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

12.16 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Tucson, Arizona, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Tucson, Arizona, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.3, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

12.17 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any client, payer, Referral Source, prospect, supplier, employee, contractor, salesman, agent or representative of each of the Aspen Companies.

12.18 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

12.19 Cost Report Filing. Upon the reasonable request and instruction of Buyer, Aspen Youth and Parent shall, at no cost to Buyer, assist Buyer in connection with Buyer’s preparation of any contractually or legally required cost reports (the “Required Reports”) which cover, in whole or in part, any periods prior to Closing. Such assistance shall include, without limitation, providing Buyer prompt access to and copies of any documents, financial or other information and other data reasonably deemed by Buyer to be necessary for the preparation of such Required Reports. Aspen Youth and Parent covenant and represent that any and all such documents, information and data that is provided by them to Buyer for purposes of preparing any Required Reports will be materially correct and accurate.

12.20 Cost Report Audit and Contest Cooperation. Aspen Youth and Parent shall, within five days of their receipt of the same, forward to Buyer all information received by Aspen Youth and Parent from Governmental Programs or other third party payers relating to the Business or the Aspen Companies or any related Required Reports, including, without limitation, cost report settlements, notices of program reimbursements, demand letters for payment, proposed audit adjustments and any other related correspondence from any Governmental Program or other third party payer that relates to the Business or the Aspen Companies. Aspen Youth and Parent will also cooperate with Buyer to the extent reasonably necessary with regard to any pending or subsequently arising audit, administrative or judicial appeal or other contest of any Required Reports which cover or are impacted by, in whole or in part, periods prior to Closing Date. Upon the reasonable request of Buyer, Aspen Youth and Parent shall provide Buyer such information that Aspen Youth or Parent has in its possession or control deemed by Buyer to be necessary in connection with any audit, any administrative or judicial appeal, or any contest of any such Required Reports.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.

THE PROVIDENCE SERVICE CORPORATION

By:		/s/ Fletcher McCusker
Name:		Fletcher McCusker
Title:		Chairman/CEO

ASPEN EDUCATION GROUP, INC.

By:		/s/ Elliot Sainer
Name:		Elliot Sainer
Title:		President

ASPEN YOUTH, INC.

By:		/s/ Elliot Sainer
Name:		Elliot Sainer
Title:		President

CHOICES GROUP, INC.

By:		/s/ Elliot Sainer
Name:		Elliot Sainer
Title:		President

ASPEN MSO, LLC

By:	AYS Management, Inc., its Manager

	By:	/s/ Elliot Sainer
	Name:	Elliot Sainer
	Title:	President

COLLEGE COMMUNITY SERVICES

By:		/s/ Elliot Sainer
Name:		Elliot Sainer
Title:		President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]